EXECUTION VERSION

COUSINS PROPERTIES INCORPORATED

COUSINS PROPERTIES LP

$250,000,000 3.91% Series 2017 Senior Notes, Tranche A, due July 6, 2025
$100,000,000 4.09% Series 2017 Senior Notes, Tranche B, due July 6, 2027

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MASTER NOTE PURCHASE AGREEMENT

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Dated April 19, 2017

4232468

1/4140255.3
EAST\139037413.3

TABLE OF CONTENTS
SECTION    HEADING    PAGE

SECTION 1.	AUTHORIZATION OF NOTES 1

Section 1.1.	2017 Notes 1

Section 1.2.	Additional Series of Notes 2

SECTION 2.	SALE AND PURCHASE OF NOTES 4

SECTION 3.	CLOSING 4

SECTION 4.	CONDITIONS TO CLOSING 5

Section 4.1.	Representations and Warranties 5

Section 4.2.	Performance; No Default 5

Section 4.3.	Compliance Certificates 5

Section 4.4.	Opinions of Counsel 5

Section 4.5.	Purchase Permitted By Applicable Law, Etc 6

Section 4.6.	Sale of Other Notes 6

Section 4.7.	Payment of Special Counsel Fees 6

Section 4.8.	Private Placement Number 6

Section 4.9.	Changes in Corporate Structure 6

Section 4.10.	Funding Instructions 6

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Section 4.11.	Guaranty Agreement 6

Section 4.12.	Proceedings and Documents 6

Section 4.13.	Completion of First Closing 7

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE CO‑OBLIGOR 7

Section 5.1.	Organization; Power and Authority 7

Section 5.2.	Authorization, Etc 7

Section 5.3.	Disclosure 7

Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates 8

Section 5.5.	Financial Statements; Material Liabilities 8

Section 5.6.	Compliance with Laws, Other Instruments, Etc 9

Section 5.7.	Governmental Authorizations, Etc 9

Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders 9

Section 5.9.	Taxes 9

Section 5.10.	Title to Property; Leases 10

Section 5.11.	Licenses, Permits, Etc 10

Section 5.12.	Compliance with Employee Benefit Plans 10

Section 5.13.	Private Offering by the Company 11

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Section 5.14.	Use of Proceeds; Margin Regulations 11

Section 5.15.	Existing Indebtedness; Future Liens 12

Section 5.16.	Foreign Assets Control Regulations, Etc 12

Section 5.17.	Status under Certain Statutes 13

Section 5.18.	Environmental Matters 13

Section 5.19.	REIT Status 14

Section 5.20.	Burdensome Agreements 14

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS 14

Section 6.1.	Purchase for Investment 14

Section 6.2.	Source of Funds 14

SECTION 7.	INFORMATION AS TO NOTE PARTIES 16

Section 7.1.	Financial and Business Information 16

Section 7.2.	Officer’s Certificate 18

Section 7.3.	Visitation 19

Section 7.4.	Electronic Delivery 19

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES 20

Section 8.1.	Maturity 20

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Section 8.2.	Optional Prepayments with Make‑Whole Amount 20

Section 8.3.	Allocation of Partial Prepayments 21

Section 8.4.	Maturity; Surrender, Etc. 21

Section 8.5.	Purchase of Notes 21

Section 8.6.	Make‑Whole Amount for the Series 2017 Notes 22

Section 8.7.	Change of Control 23

Section 8.8.	Payments Due on Non‑Business Days 24

SECTION 9.	AFFIRMATIVE COVENANTS. 24

Section 9.1.	Compliance with Laws 24

Section 9.2.	Insurance 25

Section 9.3.	Maintenance of Properties 25

Section 9.4.	Payment of Taxes and Claims 25

Section 9.5.	Corporate Existence, Etc 25

Section 9.6.	Books and Records 26

Section 9.7.	Guarantors 26

Section 9.8.	REIT Status 27

SECTION 10.	NEGATIVE COVENANTS. 27

Section 10.1.	Transactions with Affiliates 27

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Section 10.2.	Fundamental Changes 27

Section 10.3.	Line of Business 28

Section 10.4.	Economic Sanctions, Etc 28

Section 10.5.	Liens 28

Section 10.6.	Investments 29

Section 10.7.	Indebtedness 29

Section 10.8.	Dispositions 30

Section 10.9.	Restricted Payments 31

Section 10.10.	Burdensome Agreements 31

Section 10.11.	Financial Covenants 32

Section 10.12.	Prepayment of Other Indebtedness, Etc 33

Section 10.13.	Organization Documents; Subsidiaries 33

Section 10.14.	Tax Driven Lease Transactions 33

SECTION 11.	EVENTS OF DEFAULT 34

SECTION 12.	REMEDIES ON DEFAULT, ETC 36

Section 12.1.	Acceleration 36

Section 12.2.	Other Remedies 37

Section 12.3.	Rescission 37

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Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc 37

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES 37

Section 13.1.	Registration of Notes 37

Section 13.2.	Transfer and Exchange of Notes 38

Section 13.3.	Replacement of Notes 38

SECTION 14.	PAYMENTS ON NOTES 39

Section 14.1.	Place of Payment 39

Section 14.2.	Payment by Wire Transfer 39

Section 14.3.	FATCA Information 39

Section 14.4.	Tax Documentation 40

SECTION 15.	EXPENSES, ETC 40

Section 15.1.	Transaction Expenses 40

Section 15.2.	Certain Taxes 41

Section 15.3.	Survival 41

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT 41

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SECTION 17.	AMENDMENT AND WAIVER 41

Section 17.1.	Requirements 41

Section 17.2.	Solicitation of Holders of Notes 42

Section 17.3.	Binding Effect, Etc 43

Section 17.4.	Notes Held by Note Parties, Etc 43

SECTION 18.	NOTICES 43

SECTION 19.	REPRODUCTION OF DOCUMENTS 45

SECTION 20.	CONFIDENTIAL INFORMATION 45

SECTION 21.	SUBSTITUTION OF PURCHASER 46

SECTION 22.	MISCELLANEOUS 47

Section 22.1.	Successors and Assigns 47

Section 22.2.	Accounting Terms 47

Section 22.3.	Severability 48

Section 22.4.	Construction, Etc 48

Section 22.5.	Counterparts 48

Section 22.6.	Governing Law 48

Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial 48

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Signature    50

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SCHEDULE A        —    Defined Terms

SCHEDULE 1‑A	— Form of 3.91% Series 2017 Senior Note, Tranche A, due July 6, 2025

SCHEDULE 1‑B	— Form of 4.09% Series 2017 Senior Note, Tranche B, due July 6, 2027

SCHEDULE 4.4(a)    —     Form of Opinion of Special Counsel for the Note Parties

SCHEDULE 4.4(b)    —    Form of Opinion of Special Counsel for the Purchasers

SCHEDULE 5.3        —    Disclosure Materials

SCHEDULE 5.4	— Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5        —    Financial Statements

SCHEDULE 5.15        —    Existing Indebtedness

SCHEDULE 5.19        —    Consolidated Entities and Other Equity Investments

PURCHASER SCHEDULE —    Information Relating to Purchasers

EXHIBIT A        —    Form of Guaranty Agreement

EXHIBIT B        —    Form of Compliance Certificate

EXHIBIT S        —    Form of Supplement to Master Note Purchase Agreement

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COUSINS PROPERTIES INCORPORATED
COUSINS PROPERTIES LP

191 Peachtree Street, N.E.
Suite 500
Atlanta, Georgia 30303

$250,000,000 3.91% Series 2017 Senior Notes, Tranche A, due July 6, 2025
$100,000,000 4.09% Series 2017 Senior Notes, Tranche B, due July 6, 2027

April 19, 2017

TO EACH OF THE PURCHASERS LISTED IN
THE PURCHASER SCHEDULE HERETO:
Ladies and Gentlemen:
Cousins Properties Incorporated, a Georgia corporation (the “Company”), and Cousins Properties LP, a Delaware limited partnership (the “Co-Obligor”), jointly and severally, agree with each of the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF NOTES .
Section 1.1.    Series 2017 Notes    . The Company and the Co-Obligor will authorize the issue and sale of (i) $250,000,000 aggregate principal amount of its 3.91% Series 2017 Senior Notes, Tranche A, due July 6, 2025 (the “Tranche A Notes”) and (ii) $100,000,000 aggregate principal amount of its 4.09% Series 2017 Senior Notes, Tranche B, due July 6, 2027 (the “Tranche B Notes”; together with the Tranche A Notes, the “Series 2017 Notes”). The Series 2017 Notes shall be substantially in the form set out in Schedule 1‑A and Schedule 1‑B, respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern. References to “Notes” herein shall mean the Series 2017 Notes, together with each series of Additional Notes which may be issued pursuant to the provisions of Section 1.2. References to “Tranche” of Notes shall refer to the Tranche A Notes, or the Tranche B Notes, or any other Tranche of Notes outstanding, or all, as the context may require.

COUSINS PROPERTIES INCORPORATED        Master Note Purchase Agreement
COUSINS PROPERTIES LP

Section 1.2.    Additional Series of Notes    . The Company and the Co-Obligor may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:
(i)     each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by year and sequential alphabetical designation of each separate tranche inscribed thereon;
(ii)    Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;
(iii)    each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and additional events of default as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall automatically be deemed amended (a) to reflect such additional covenants and such additional events of default without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants and additional events of default shall not reduce or diminish any existing covenants or events of default, but shall inure to the benefit of all holders of Additional Notes of that Series so long as any Additional Notes of that Series issued pursuant to such Supplement remain outstanding, except as expressly provided otherwise in this Agreement, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;
(iv)    each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder or as may be approved by the Additional Purchasers of such Series of Additional Notes, the Company and the Co‑Obligor in accordance with this Agreement;

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(v)    the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;
(vi)    all Additional Notes shall constitute Senior Debt of the Company and the Co-Obligor and shall rank pari passu with all other outstanding Notes;
(vii)    no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing; and
(viii)    the aggregate principal amount of the Notes issued under this Agreement shall not exceed $1,000,000,000.
It is specifically acknowledged and agreed that the Purchasers of the Series 2017 Notes, or any other holder of Notes, shall not have any obligation to purchase any Additional Notes.
The obligations of the Company and Co-Obligor to issue, and the obligations of the Additional Purchasers to purchase, any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:
(a)    Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in reasonable detail) required in order to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, (i) the Note Parties are in compliance with the requirements of Section 10.7, 10.11 and any other financial covenants included in any Supplement with respect to any Series of Notes then outstanding on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate for which such financial statements are required to be provided) and (ii) the aggregate principal amount of Notes issued pursuant to this Agreement does not exceed $1,000,000,000 in accordance with Section 1.2(viii).
(b)    Execution and Delivery of Supplement. The Company, the Co-Obligor and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

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(c)    Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.
(d)    Execution and Delivery of Guaranty Ratification. To the extent that a Guaranty Agreement is in effect, each Guarantor shall execute and deliver a ratification of its obligations under such Guaranty Agreement.
(e)    Closing Conditions.    The closing conditions set forth in Section 4 shall have been updated and performed as of the date of issuance of each series of Additional Notes (irrespective of whether such closing conditions initially apply only to the Series 2017 Notes).

SECTION 2.	SALE AND PURCHASE OF NOTES .
Subject to the terms and conditions of this Agreement, the Company and the Co-Obligor will issue and sell to each Purchaser and each Purchaser will purchase from the Company and the Co-Obligor, (a) at the First Closing as provided for in Section 3(a), the Tranche A Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof and (b) at the Second Closing as provided for in Section 3(a), the Tranche B Notes in the principal amount and of the series specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.
The payment by the Company and the Co-Obligor of all amounts due with respect to the Notes and the performance by the Company and the Co-Obligor of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Guarantors, unless such Guarantors are released under Section 9.7(b), in accordance with the Guaranty Agreement.

SECTION 3.	CLOSING .
(a)    The sale and purchase of the Series 2017 Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, IL 60603 at 10:00 a.m. Central time, at two closings (each a “Closing”). The Closing in relation to the Tranche B Notes (the “First Closing”) shall occur on April 19, 2017 and the Closing in relation to the Tranche A Notes (the “Second Closing”) shall occur on July 6, 2017. At each Closing the

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Company and the Co-Obligor will deliver to each Purchaser the Series 2017 Notes to be purchased by such Purchaser at such Closing in the form of a single Note of the Tranche so purchased (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the relevant Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Co-Obligor or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Co-Obligor to account number 4451192068 at Bank of America in Charlotte, NC, ABA #026009593 to the account name Cousins Properties LP.
(b)    If at either Closing the Company and the Co-Obligor shall fail to tender the applicable Notes to any Purchaser as provided above in this Section 3, or any of the conditions to such Closing specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company or the Co-Obligor to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4.	CONDITIONS TO CLOSING .
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at each Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
Section 4.1.    Representations and Warranties    . The representations and warranties of the Note Parties in this Agreement and the Guaranty Agreement shall be true and correct in all material respects when made and at such Closing.
Section 4.2.    Performance; No Default    . Each of the Note Parties shall have performed and complied with all agreements and conditions contained in this Agreement and the Guaranty Agreement required to be performed or complied with by such Note Party prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Change of Control, Default or Event of Default shall have occurred and be continuing. The Note Parties and each of their respective Subsidiaries shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

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Section 4.3.    Compliance Certificates    .
(a)    Officer’s Certificate. The Note Parties shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)    Secretary’s Certificate. The Note Parties shall have delivered to such Purchaser a certificate of its respective Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes (in the case of the Company and the Co-Obligor) and this Agreement (in the case of each Note Party) and (ii) each Note Party’s organizational documents as then in effect.
(c)    Certificates. The certificates provided under this Section 4.3 may be combined and delivered as one or more certificates.
Section 4.4.    Opinions of Counsel    . Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from King & Spalding LLP, counsel for the Note Parties, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Note Parties hereby instruct their counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted By Applicable Law, Etc    . On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

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COUSINS PROPERTIES LP

Section 4.6.    Sale of Other Notes    . Contemporaneously with such Closing the Company and the Co-Obligor shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Purchaser Schedule.
Section 4.7.    Payment of Special Counsel Fees    . Without limiting Section 15.1, the Company shall have paid on or before such Closing the reasonable and documented fees, out-of-pocket charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
Section 4.8.    Private Placement Number    . A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Tranche of Notes.
Section 4.9.    Changes in Corporate Structure    . Each Note Party shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Funding Instructions    . At least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company or the Co-Obligor confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.11.    Guaranty Agreement    . The Guaranty Agreement shall have been executed and delivered by the Guarantors and shall be in full force and effect.
Section 4.12.    Proceedings and Documents    . All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.13.    Completion of the First Closing. It shall be a condition to the Second Closing that the First Closing shall have occurred.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE CO‑OBLIGOR ‑.

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The Company and Co-Obligor represent and warrant to each Purchaser that:
Section 5.1.    Organization; Power and Authority    . Each Note Party is a legal entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified as a foreign entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Note Party has the requisite entity power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, and the Notes, in the case of the Company and the Co-Obligor, and the Guaranty Agreement, in the case of the Guarantors, and to perform the provisions hereof and thereof applicable to it.
Section 5.2.    Authorization, Etc    . This Agreement, the Guaranty Agreement and the Notes have been duly authorized by all necessary corporate or other organizational action on the part of each Note Party party thereto, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each of the Note Parties party thereto enforceable against each such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure    . The Company and Co-Obligor, through their agent, Wells Fargo Securities LLC and Morgan Stanley & Co. LLP, has delivered to each Purchaser a copy of a Private Placement Investor Presentation, dated March 2017 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and the Co‑Obligor prior to April 6, 2017 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, with respect to projected financial information, the Note Parties represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since December 31, 2016 there has been no change in the

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financial condition, operations, business or properties of any Note Party or any Subsidiary of any Note Party except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to any Note Party that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates    . (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Guarantor, (ii) the Company’s Unconsolidated Entities, other than Subsidiaries, and (iii) the Company’s and the Co‑Obligors directors and executive officers.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact. Each Subsidiary which is a guarantor, co-borrower or otherwise liable pursuant to any Material Credit Facility is a Guarantor (other than the Co-Obligor, which is issuing Notes hereunder with the Company).
(d)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities    . The Note Parties have delivered to each Purchaser copies of the financial statements of the Company and its Consolidated Entities listed on Schedule 5.5. All of such financial statements (including in each case the related

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schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Consolidated Entities as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments). The Company and its Consolidated Entities do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc    . The execution, delivery and performance by the Note Parties of this Agreement, the Guaranty Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Note Parties or any of their Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by‑laws, shareholders agreement or any other material agreement or instrument to which the Note Parties or any of their Subsidiaries is bound or by which the Note Parties or any of their Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Note Parties or any of their respective Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Note Parties or any of their respective Subsidiaries, which such violation could reasonably be expected to have a Material Adverse Effect.
Section 5.7.    Governmental Authorizations, Etc    . No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Note Parties of this Agreement or the Notes, except for filing of this Agreement with the SEC.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders    . (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company or the Co‑Obligor, threatened against or affecting any Note Party or any of their respective Subsidiaries or any property of any Note Party or any of their respective Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the Note Parties nor any of their Subsidiaries is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and

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regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes    . The Note Parties and their Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction (taking into account any applicable extensions), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for filings of any tax return or payment of any such any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which a Note Party or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. To the best knowledge of the Company and the Co‑Obligor, there is no other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, the charges, accruals and reserves on the books of the Note Parties and their Subsidiaries in respect of any Material U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Note Parties and their Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2012.
Section 5.10.    Title to Property; Leases    . Each Note Party and each of its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by such Note Party or Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.    Licenses, Permits, Etc    . (a) Each Note Party and each of their Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the knowledge of the Company and the Co‑Obligor, no product or service of any Note Party or any of their Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

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(c)    To the knowledge of the Company and the Co‑Obligor, there is no Material violation by any Person of any right of any Note Party or any of their Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any Note Party or any of their Subsidiaries.
Section 5.12.    Compliance with Employee Benefit Plans    . (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company and the Co‑Obligor, nothing has occurred which would prevent, or cause the loss of, such qualification. The Note Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the best knowledge of the Company and the Co‑Obligor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Note Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Note Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Note Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(d)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Note Parties to each Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

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Section 5.13.    Private Offering by the Company    . None of the Note Parties nor anyone acting on their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 50 Institutional Investors in total, including the Purchasers, each of which has been offered the Notes at a private sale for investment. No Note Party nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations    . The Company and the Co‑Obligor will apply the proceeds of the sale of the Notes hereunder as set forth in “Section 1.4. Summary of Proposed Offering/Use of Proceeds” of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company or the Co-Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens.      (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Note Parties and their Subsidiaries as of December 31, 2016 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guarantee thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Note Parties and their Subsidiaries. None of the Note Parties nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness, the outstanding principal amount of which exceeds $25,000,000, of such Note Party or such Subsidiary and no event or condition exists with respect to any Indebtedness, the outstanding principal amount of which exceeds $25,000,000, of any Note Party or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

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(b)    Except as disclosed in Schedule 5.15, none of the Note Parties nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien (other than Permitted Liens) that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien (other than Permitted Liens) that secures Indebtedness.
(c)    None of the Note Parties nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Note Party or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Note Parties, except as disclosed in Schedule 5.15.
Section 5.16.    Foreign Assets Control Regulations, Etc    . (a) None of the Note Parties nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    None of the Note Parties nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to the Company’s or the Co‑Obligor’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Note Parties or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case

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which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.
(d)    The Note Parties have established procedures and controls which each Note Party reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Note Party and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.
Section 5.17.    Status under Certain Statutes    . No Note Party nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
Section 5.18.    Environmental Matters    . (a) None of the Note Parties nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against any Note Party or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(b)    None of the Note Parties nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    None of the Note Parties nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    None of the Note Parties nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All buildings on all real properties now owned, leased or operated by any Note Party or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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Section 5.19.    REIT Status. The Company has no Consolidated Entities other than those specifically disclosed in Part (a) of Schedule 5.19 and had no material equity investments in any other Unconsolidated Entity or Investment Entity other than those specifically disclosed in Part (b) of Schedule 5.19. The Company qualifies as a REIT.
Section 5.20.    Burdensome Agreements    . No Note Party is a party to any Negative Pledge that is prohibited under Section 10.10.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS .
Section 6.1.    Purchase for Investment    . Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that neither the Company nor the Co‑Obligor are required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited,

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to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company or the Co‑Obligor that would cause the QPAM and the Company or the Co‑Obligor to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company and the Co‑Obligor in writing pursuant to this clause (d);or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company or the Co‑Obligor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company and the Co‑Obligor in writing pursuant to this clause (e); or

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(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company and the Co‑Obligor in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	INFORMATION AS TO NOTE PARTIES
Section 7.1.    Financial and Business Information    . The Company shall deliver to each holder of a Note and each Additional Purchaser that is an Institutional Investor:
(a)    Quarterly Statements — within 45 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Consolidated Entities as at the end of such quarter, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Consolidated Entities, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies

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being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments;
(b)    Annual Statements — within 90 days (or, such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of
(i)    a consolidated balance sheet of the Company and its Consolidated Entities as at the end of such year, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Consolidated Entities for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder or Additional Purchaser), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements

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made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(d)    Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action such Note Party is taking or proposes to take with respect thereto;
(e)    Employee Benefits Matters — promptly after a Responsible Officer becomes aware of any ERISA Event, a written notice setting forth the nature thereof and the action, if any, that a Note Party proposes to take with respect thereto.
(f)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Note Party or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;
(g)    Resignation or Replacement of Auditors — within 10 days following the date on which the Note Parties’ auditors resign or the Note Parties elect to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request; and
(h)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Note Parties or any of their Subsidiaries (including actual copies of the Company’s Form 10‑Q and Form 10‑K) or relating to the ability of the Note Parties to perform their obligations under this Agreement (including any Supplement) and under the Notes as from time to time may be reasonably requested by any Additional Purchaser or any such holder of a Note.
Section 7.2.    Officer’s Certificate    . Each set of financial statements delivered to a holder of a Note or an Additional Purchaser pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Note Parties were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the

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financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that any Note Party or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Note Parties and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of any Note Party to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Note Parties shall have taken or propose to take with respect thereto; and
(c)    Guarantors – setting forth a list of all Subsidiaries that are Guarantors and certifying that each Subsidiary that is required to be a Guarantor pursuant to Section 9.7 is a Guarantor, in each case, as of the date of such certificate of such Senior Financial Officer.
Section 7.3.    Visitation    . The Note Parties shall permit the representatives of each holder of a Note that is an Institutional Investor and each Additional Purchaser:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder or such Additional Purchaser and upon reasonable prior notice to such Note Party, to visit the principal executive office of such Note Party, to discuss the affairs, finances and accounts of such Note Party and its Subsidiaries with such Note Party’s officers, and (with the consent of such Note Party, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of such Note Party, which consent will not be unreasonably withheld) to visit the other offices and properties of such Note Party and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

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(b)    Default — if a Default or Event of Default then exists, at the expense of such Note Party to visit and inspect any of the offices or properties of such Note Party or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision such Note Parties authorize said accountants to discuss the affairs, finances and accounts of such Note Party and its Subsidiaries, all at such times and as often as may be requested.
Section 7.4.    Electronic Delivery    . Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(a)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note or Additional Purchaser by e‑mail at the e‑mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;
(b)    the Company shall have timely filed such Form 10‑Q or Form 10‑K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http:// www.cousinsproperties.com as of the date of this Agreement;
(c)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or
(d)    the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than

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confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e‑mail or in accordance with Section 18, of such posting or filing in connection with each delivery; provided further, that upon the written request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e‑mail, the Company will promptly e‑mail them or deliver such paper copies, as the case may be, to such holder; provided further, that so long as the Company has otherwise complied with the requirements of this Section 7, failure to send paper copies within the time required by this particular provision of this Section 7 shall not constitute a Default or Event of Default hereunder.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES .
Section 8.1.    Maturity    . As provided therein, the entire unpaid principal balance of the Tranche A Notes and the Tranche B Notes shall be due and payable on the Maturity Date as reflected in the first paragraph thereof.
Section 8.2.    Optional Prepayments with Make‑Whole Amount    . The Company and the Co-Obligor may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes (or Tranche of Notes), in an amount not less than 10% of the aggregate principal amount of such Series of Notes or Tranche of Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make‑Whole Amount determined for the prepayment date with respect to such principal amount. Notwithstanding the foregoing, the Company and the Co-Obligor may not prepay any Series of Notes (or Tranche of Notes) pursuant to this Section 8.2 if a Default or Event of Default shall exist or would result from such optional prepayment unless all Notes at the time outstanding are prepaid on a pro rata basis. The Company and the Co-Obligor will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company, the Co-Obligor and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of each Series (or Tranche of Notes) to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make‑Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company and the Co-Obligor shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make‑Whole Amount as of the specified prepayment date.

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Section 8.3.    Allocation of Partial Prepayments    . In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes of each Series (or Tranche) to be prepaid shall be allocated among all of the Notes of each Series (or Tranche) at the time outstanding (without regard to Series or Tranche) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4.    Maturity; Surrender, Etc.         In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount, if any. From and after such date, unless the Company and the Co-Obligor shall fail to pay such principal amount when so due and payable, together with the interest and Make‑Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes    . The Company and the Co-Obligor will not and will not permit any of their Affiliates to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series (or Tranche) except (a) upon the payment or prepayment of the Notes of such Series (or Tranche) in accordance with this Agreement (including any Supplement) and the Notes of such Series (or Tranche) or (b) pursuant to an offer to purchase made by the Company, the Co-Obligor or an Affiliate thereof pro rata to the holders of all Notes of such Series (or Tranche) at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 20% of the principal amount of the Notes of such Series (or Tranche) offered for purchase then outstanding accept such offer, the Company and the Co-Obligor shall promptly notify the remaining holders of such Series (or Tranche) of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company and the Co-Obligor will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. Notwithstanding the foregoing, none of the Company, the Co-Obligor nor any affiliate may offer to purchase or purchase any Series (or Tranche) of Notes if a Default or Event of Default shall exist or would result therefrom unless such Person shall offer to purchase all outstanding Notes on a pro rata basis upon the same terms and conditions.
Section 8.6.    Make‑Whole Amount for the Series 2017 Notes    ‑.

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The term “Make‑Whole Amount” means, with respect to any Series 2017 Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2017 Note over the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero. For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Series 2017 Note, the principal of such Series 2017 Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Series 2017 Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series 2017 Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Series 2017 Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Series 2017 Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average

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Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2017 Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year comprised of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series 2017 Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Series 2017 Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Series 2017 Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Change of Control    .
(a)    Notice of Change of Control. The Company and the Co-Obligor will, within fifteen (15) Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, give written notice (the “Change of Control Notice”) of such Change of Control to each holder of Notes. Such Change of Control Notice shall contain and constitute an offer to prepay the Notes as described in Section 8.7(b) hereof and shall be accompanied by the certificate described in Section 8.7(e).

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(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.7(a) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such Change of Control Notice (the “Proposed Prepayment Date”). Such date shall be not fewer than 30 days and not more than 60 days after the date of delivery of the Change of Control Notice.
(c)    Acceptance. Any holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company not fewer than 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes together with accrued and unpaid interest thereon but without any Make‑Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.
(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of delivery of the Change of Control Notice, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of the outstanding principal balance of each such Note); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 required to be fulfilled prior to the giving of notice have been fulfilled; and (vi) in reasonable detail, the general nature and date of the Change of Control.
Section 8.8.    Payments Due on Non‑Business Days    . Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make‑Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.	AFFIRMATIVE COVENANTS.

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The Company and the Co-Obligor covenant that so long as any of the Notes are outstanding:
Section 9.1.    Compliance with Laws    . Without limiting Section 10.4, the Company will, and will cause each of its Consolidated Entities to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance    . The Company will, and will cause each of its Consolidated Entities to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except for non-maintenance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.3.    Maintenance of Properties    . The Company will, and will cause each of its Consolidated Entities to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Consolidated Entity from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims. The Company will, and will cause each of its Consolidated Entities to, pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Consolidated Entity, provided that neither the Company nor any Consolidated Entity need pay any such tax, assessment,

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charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Consolidated Entity on a timely basis in good faith and in appropriate proceedings, and the Company or a Consolidated Entity has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Consolidated Entity or (ii) the nonpayment, as the case may be, of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc    . Subject to Section 10.2, the Company and the Co‑Obligor will each at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the existence of each of its Consolidated Entities (unless merged into the Company or a Wholly‑Owned Subsidiary) and all rights and franchises of the Company and its Consolidated Entities unless, in the good faith judgment of the Company and the Co‑Obligor, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.    Books and Records    . The Company will, and will cause each of its Consolidated Entities to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Consolidated Entity, as the case may be. The Company will, and will cause each of its Consolidated Entities to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Consolidated Entities have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all Material transactions and dispositions of assets and the Company will, and will cause each of its Consolidated Entities to, continue to maintain such system.
Section 9.7.    Guarantors. (a) The Company will cause each of its Consolidated Entities that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co‑borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:
(i)    enter into a joinder agreement in the form of Annex 1 to the Guaranty Agreement providing for such Consolidated Entity to join, on a joint and several basis with all other Guarantors, the Guaranty Agreement (a “Joinder to the Guaranty”); and
(ii)    deliver the following to each holder of a Note:
(A)    an executed counterpart of such Joinder to the Guaranty;

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(B)    a certificate signed by an authorized responsible officer of such Consolidated Entity containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Section 5 of this Agreement (but with respect to such Subsidiary and such Guaranty Agreement rather than the Company);
(C)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Joinder to the Guaranty and the performance by such Consolidated Entity of its obligations thereunder; and
(D)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Consolidated Entity and such Joinder to the Guaranty as the Required Holders may reasonably request.
(b)    At the election of the Company and by written notice to each holder of Notes, any Guarantor may be discharged from all of its obligations and liabilities under its Guaranty Agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Guarantor under its Guaranty Agreement) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Guaranty Agreement, (iv) if directly in connection with such Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration (excluding any legal fees paid to the counsel of such holders of Indebtedness) is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).
Section 9.8.    REIT Status. The Company will at all times maintain its status as an Internal Revenue Service-qualified REIT.
If the Company or the Co‑Obligor fails to comply with any provision of this Section 9 on or after the date of the First Closing and prior to the Second Closing, then any of the Purchasers of the

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Tranche A Notes may elect not to purchase the Tranche A Notes on the date of the Second Closing that is specified in Section 3.

SECTION 10.	NEGATIVE COVENANTS.
The Company and the Co-Obligor covenant that so long as any of the Notes are outstanding:
Section 10.1.    Transactions with Affiliates    . The Company will not, and will not permit any Consolidated Entity to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Consolidated Entity), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Consolidated Entity’s business and upon fair and reasonable terms no less favorable to the Company or such Consolidated Entity than would be obtainable in a comparable arm’s‑length transaction with a Person not an Affiliate.
Section 10.2.    Fundamental Changes. No Note Party shall, nor shall any of them permit any Consolidated Entity to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)    any Consolidated Entity of the Company may merge with the Company, provided that the Company shall be the continuing or surviving Person, or any one or more other Consolidated Entities, provided that when any Guarantor or the Co-Obligor is merging with another Consolidated Entity of the Company, such Guarantor or Co-Obligor shall be the continuing or surviving Person or the surviving entity shall assume all guarantee obligations of the Guarantor and, if applicable, all obligations of such party as a Co-Obligor simultaneously with such merger;
(b)    any Person may merge or consolidate with or into the Company or the Co-Obligor; provided that (i) such action is not hostile, (ii) the Company or Co-Obligor, as appropriate, shall be the continuing or surviving Person, (iii) the other entity or entities involved in such merger or consolidation are engaged in a line of business in which the Company or Co-Obligor is respectively permitted to engage and (iv) after giving effect to such merger or consolidation, the Company and Co-Obligor shall be in compliance, on a pro forma basis, with Sections 10.7 and 10.11;
(c)    any Guarantor may be dissolved if such Guarantor is being released from its Guaranty pursuant to the terms of Section 9.7(b) hereof, and any other Consolidated Entity that is not a Note Party may be dissolved if it ceases to hold material assets; and

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(d)    any Consolidated Entity of the Company or the Co-Obligor may merge, dissolve, liquidate or consolidate with or into any other Person in connection with (i) any Investment permitted under Section 10.6, or (ii) any Disposition permitted under Section 10.8; provided, in each case, that (A) if the surviving entity is a Consolidated Entity of the Company or Co-Obligor, such Person shall become a Guarantor to the extent required by Section 9.7 and (B) after giving effect to such merger, dissolution, liquidation or consolidation, the Company and Co-Obligor shall be in compliance, on a pro forma basis, with Section 10.11 and (solely to the extent that in connection with any such merger, dissolution, liquidation or consolidation, the Company or any of the Consolidated Entities creates, incurs or assumes any Indebtedness for Money Borrowed) Section 10.7.
Section 10.3.    Line of Business    . The Company will not and will not permit any Consolidated Entity to engage in any business if, as a result, the general nature of the business in which the Company and its Consolidated Entities, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Consolidated Entities, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.
Section 10.4.    Economic Sanctions, Etc    . The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.5.    Liens    . The Note Parties shall not, and shall not permit any Consolidated Entity to, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon (a) any of the Unencumbered Properties; provided that (i) mortgage Indebtedness with respect to such Unencumbered Properties may be incurred to the extent the underlying Indebtedness would not cause the Note Parties to be in violation of any financial or other covenant contained herein (including, without limitation, those contained in Sections 10.7 or 10.11 hereof) and (ii) the parties hereto acknowledge that the incurrence of any such mortgage Indebtedness will cause the applicable Unencumbered Property to cease to qualify as such for purposes of this Agreement; or (b) any of its other property, assets or revenues, whether now owned or hereafter acquired, if the Indebtedness underlying such Lien would cause the Note Parties to be in violation of Section 10.11(c) hereof.

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Section 10.6.    Investments    . The Note Parties shall not, and shall not permit any Consolidated Entity to, make any loan, advance or otherwise acquire evidences of Indebtedness, capital stock or other securities of any Person or otherwise make any Investment, except:
(a)    Investments in, loans and advances to, or other acquisitions of evidences of Indebtedness or capital stock or other securities of the Company, any Consolidated Entity or any Unconsolidated Entity, and
(b)    Investments in, loans and advances to, or other acquisitions of evidences of Indebtedness or capital stock or other securities of any Person if the same relate to real estate, interests in real estate or Persons involved in the ownership, investment, management, leasing, development or financing of real estate to the extent such Investment is in compliance with the limitations on assets that may be owned by real estate investment trusts and is consistent with Company’s business strategy;
provided that Company and its Consolidated Entities shall not make Investments in or loans or advances to, or acquire the capital stock of any Persons that would qualify as an Investment Entity if the aggregate amount thereof, together with amounts committed to be contributed or advanced to any other then-existing Investment Entities, exceeds 20% of Total Assets.
Notwithstanding anything to the contrary contained in the foregoing, each of the Company and its Consolidated Entities may make investments of its working capital and other reserves in (i) cash, (ii) Cash Equivalents and (iii) money market mutual funds and other investments approved from time to time by the Administrative Agents.
Section 10.7.    Indebtedness    . The Note Parties shall not, and shall not permit any Consolidated Entity to, create, incur, assume or suffer to exist any Indebtedness for Money Borrowed that is Unsecured Debt, except to the extent that:
(a)    if such Indebtedness is new Indebtedness that did not exist as of the date hereof, the Company and its Consolidated Entities are in compliance with each of the financial covenants set forth in this Agreement both before and after giving effect to the incurrence of such Indebtedness; provided that, upon such incurrence, the Note Parties shall be deemed to have (A) reaffirmed the representations and warranties set forth in Section 5 herein and (B) made a representation that no Default or Event of Default is in existence prior to or will result from such incurrence; and
(b)    the aggregate Unsecured Debt of the Note Parties (including any requested or pending Credit Extension) is less than or equal to the sum of (I) the Value of Income Producing Assets wholly owned by the Note Parties that are Unencumbered

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Properties multiplied by sixty percent (60%), plus (II) the Value of Non-Income Producing Assets wholly owned by the Note Parties that are Unencumbered Properties multiplied by sixty percent (60%), plus (III) the Value of Liquid Assets wholly owned by the Note Parties and not encumbered other than by Permitted Liens described in clauses (a) or (b) of the definition thereof.
Section 10.8.    Dispositions    . The Note Parties shall not, and shall not permit any Consolidated Entity to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Consolidated Entity to the Company, to the Co‑Obligor, to a wholly-owned Consolidated Entity of the Company or the Co‑Obligor or to other Person that will be a Guarantor upon the completion of such Disposition; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company, the Co‑Obligor or a Guarantor; and
(e)    Any other Dispositions by the Company and/or the Consolidated Entities; provided that (i) to the extent any such Disposition involves property with a value or purchase price in excess of $50,000,000, neither the Company nor any Consolidated Entity shall Dispose of such property unless the Company and Consolidated Entities are in compliance with the financial covenants set forth in this Agreement both before and after giving effect to such Disposition and upon the occurrence of such Disposition, the Note Parties shall be deemed to have (A) reaffirmed the representations and warranties set forth in Section 5 herein and (B) subject to clause (ii) below, made a representation that no Default or Event of Default is in existence prior to or will result from such Disposition; (ii) except to the extent the Required Holders have provided written consent for such Disposition expressly noting the existence or projected existence of such Default or Event of Default, no Default or Event of Default shall exist as of the date of such Disposition or would result from such Disposition and (iii) to the extent such action would require that a Guarantor be released,

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the Required Holders have provided written consent of such release (which consent will not be withheld or unreasonably delayed to the extent a properly and fully completed Compliance Certificate is provided by the Company pursuant to and in accordance with subclause (i) above and such asset is the only material asset of the applicable Guarantor or such asset is the Capital Stock of such Guarantor) or such Guarantor has been released under Section 9.7(b).
Section 10.9.    Restricted Payments    . The Note Parties shall not, and shall not permit any Consolidated Entity to, declare or make, directly or indirectly, any Restricted Payment or Restricted Purchase, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    the Company and Co-Obligor may, during any taxable year, declare or make Restricted Payments if the Company’s Consolidated Leverage Ratio, as of the end of the preceding taxable year, is less than or equal to 0.60 to 1.00; provided, however, that, if the Company’s Consolidated Leverage Ratio is greater than 0.60 to 1.00 as of the end of any taxable year, the Company may, during the next taxable year, only declare or make Restricted Payments in an amount not to exceed the minimum amount required to maintain REIT status and to eliminate payments of federal and state income and excise taxes;
(b)    the Consolidated Entities may make Restricted Payments to the Company and to any other Consolidated Entities (or in the case of the Operating Partnership or any non-wholly-owned Subsidiaries of the Company, to the Company or any Subsidiary of the Company that is a direct or indirect shareholder of the Operating Partnership or such non-wholly owned Subsidiary and to each other owner of Capital Stock of such Person on a pro rata basis (or more favorable basis from the perspective of the Company or such Subsidiary) based on their relative ownership interests);
(c)    the Company and the Consolidated Entities may make cash distributions to their respective shareholders or other owners for capital gains resulting from certain assets sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Code;
(d)    any Consolidated Entity (other than the Company) may make payments to any partner, member or shareholder of such Consolidated Entity required to be made pursuant to any contractual obligations of such Consolidated Entity or the Organization Documents of such Consolidated Entity (other than distributions to the equity holders of the Company in their capacity as such); and

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(e)    so long as there does not exist at such time and would not be caused thereby, a Default or an Event of Default under this Agreement, the Company may make Restricted Purchases.
Section 10.10.    Burdensome Agreements    . The Note Parties shall not, and shall not permit any Consolidated Entity to, enter into or suffer to exist any Negative Pledge except for a Negative Pledge (i) contained in any agreement (A) evidencing Indebtedness which the Company or such Note Party may create, incur, assume, or permit or suffer to exist under Section 10.7, (B) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (C) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) contained in an Organization Document of an Unconsolidated Entity or a special purpose entity or vehicle which requires consent to, or places limitations on, the imposition of Liens on such Unconsolidated Entity’s or special purpose entity’s or vehicle’s assets or properties; (iii) imposed by law or by this Agreement; (iv) contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions are customary and apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder; (v) contained in leases which restrict the assignment thereof by the lessee or (vi) contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to those restrictions contained in the Note Documents.
Section 10.11.    Financial Covenants    . The Note Parties shall not, and shall not permit any Consolidated Entity to:
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during the term hereof to be greater than 0.60 to 1.00.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio (as of the end of any calendar quarter of the Company based on the information provided pursuant to Section 7.1 hereof) to be less than 1.50 to 1.00.
(c)    Secured Leverage Ratio. Permit total Secured Debt at any time to exceed forty percent (40%) of the Total Assets on such day.
(d)    Shareholders’ Equity. Permit Shareholders’ Equity at any time to be less than the sum of (i) $1,853,967,376 plus (ii) an amount equal to seventy percent (70%) of the amount of net cash proceeds received by the Company, the Co‑Obligor or any Consolidated Entity wholly‑owned by the Company or the Co‑Obligor from the issuance of shares of capital stock, warrants, options or other equity securities of any class or character

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following the date of Closing (other than proceeds from (A) issuances to the Company, the Co‑Obligor or a Consolidated Entity wholly‑owned by the Company or the Co‑Obligor or (B) an offering or other sale of equity securities used to redeem, purchase, defease, retire or refinance any outstanding equity securities).
(e)    Consolidated Unencumbered Interest Coverage Ratio. Permit the Consolidated Unencumbered Interest Coverage Ratio (as calculated as of the end of each calendar quarter of the Company based on the information provided pursuant to Section 7.1 hereof) to be less than 2.00 to 1.00.
Notwithstanding the foregoing, provided that no Default or Event of Default has occurred and is then continuing, if any of the sections in the Revolving Credit Agreement that are the equivalent of Section 10.11(d) or Section 10.11(e) are subsequently amended or modified, including, for the avoidance of doubt, any definitions referenced directly or indirectly in any such section, in the Revolving Credit Agreement, such amendment or modification shall automatically and without any further action by any party to this Agreement be deemed incorporated by reference into this Agreement, mutatis mutandi, as if set forth fully in this Agreement solely for purposes of this Section 10.11, effective beginning on the date on which such amendment or modification is effective in the Revolving Credit Agreement, provided, however, that in the event that any fee is paid to any party to the Revolving Credit Agreement which is attributable to the amendment or modification of such covenant or related definitions, then the holders of the Notes shall have received any Equivalent Fee on a pro rata basis prior to or concurrently with the effectiveness of any such amendment or modification. “Equivalent Fee” means means an amount equal to the percentage determined by dividing the fee paid under the Revolving Credit Agreement by the principal outstanding amount under the Revolving Credit Agreement multiplied by the aggregate outstanding principal amount of the Notes.
Section 10.12.    Prepayment of Other Indebtedness, Etc    . If any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, after the issuance thereof, the Note Parties shall not, and shall not permit the Consolidated Entities to, (a) amend or modify any of the terms of any Indebtedness of such Person (other than Indebtedness arising under the Note Documents) if such amendment or modification would add or change any terms in a manner adverse in any material respect to such Person or to the Holders, (b) shorten the final maturity or average life to maturity thereof or require any payment thereon to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (c) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment thereof, or make (or give any notice with respect thereto) any redemption or acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange with respect thereto.

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Section 10.13.    Organization Documents; Subsidiaries    . Permit any Note Party to (a) amend, modify, waive or change its Organization Documents in a manner materially adverse to the holders or Notes or in a manner that permits any Person (other than Thomas G. Cousins) to, at any time, own more than twenty-five percent (25%) of the voting equity securities of the Company, or (b) create, acquire or permit to exist or permit or cause any of their Subsidiaries to create, acquire or permit to exist, any Foreign Subsidiaries, except to the extent that the assets held in such Foreign Subsidiaries constitute less than ten percent (10%) of Total Assets.
Section 10.14.    Tax Driven Lease Transactions    . Until any real property asset of the Combined Parties that is subject to a Tax Driven Lease Transaction has been repurchased by a Note Party as provided in the applicable Tax Driven Lease Transaction Documents, without the prior written consent of the Administrative Agents, the Note Parties and Consolidated Entities shall not modify or amend any Tax Driven Lease Transaction Documents, or any other agreement related thereto, in any manner that would (i) cause a change in the accounting treatment of such Tax Driven Lease Transaction under GAAP, (ii) adversely affect the ability of any Combined Party to repurchase any property of the Combined Parties that is subject to a Tax Driven Lease Transaction for nominal consideration or (iii) otherwise cause such transaction to not meet the terms of the definition of Tax Driven Lease Transactions.
If the Company or the Co‑Obligor fails to comply with any provision of this Section 10 on or after the date of the First Closing and prior to the Second Closing, then any of the Purchasers of the Tranche A Notes may elect not to purchase the Tranche A Notes on the date of the Second Closing that is specified in Section 3.

SECTION 11.	EVENTS OF DEFAULT .
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company or the Co-Obligor default in the payment of any principal or Make‑Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company or the Co-Obligor default in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company or the Co-Obligor default in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5, Section 9.7 or Section 10 or any covenant contained in any Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

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(d)    any Note Party defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in Sections 11(a), (b) and (c), or in any Guaranty Agreement and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) such Note Party receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of any Note Party or by any officer of such Note Party in this Agreement, the Guaranty Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Guarantor or by any officer of such Guarantor in any Joinder to the Guaranty or any writing furnished in connection with such Joinder to the Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) any Note Party or any of its Consolidated Entities is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make‑whole amount or interest on any recourse Indebtedness for Money Borrowed or Monetized Guarantee that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) any Note Party or any of its Consolidated Entities is in default in the performance of or compliance with any term of any evidence of any recourse Indebtedness for Money Borrowed or Monetized Guarantee in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such recourse Indebtedness for Money Borrowed or Monetized Guarantee has become, or has been declared (or one or more Persons are entitled to declare such recourse Indebtedness for Money Borrowed or Monetized Guarantee to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Note Party or any of its Consolidated Entities has become obligated to purchase or repay Indebtedness for Money Borrowed or Monetized Guarantee before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment), or (y) one or

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more Persons have the right to require any Note Party or any of its Consolidated Entities so to purchase or repay such Indebtedness for Money Borrowed or Monetized Guarantee; or
(g)    any Note Party or any Consolidated Entity (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Consolidated Entities, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation of the Company or any of its Consolidated Entities, or any such petition shall be filed against the Company or any of its Consolidated Entities and such petition shall not be dismissed within 60 days; or
(i)    [reserved]; or
(j)    one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Note Parties or any Consolidated Entity and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(k)    if (i)  an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Note Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Note Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; and any such event or events described in clauses (i) through (ii) above, either individually or together with any other

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such event or events, could reasonably be expected to result in a liability in excess of $50,000,000; or
(l)    any Guaranty Agreement shall cease to be in full force and effect, any Guarantor or any Person acting on behalf of any Guarantor shall contest in any manner the validity, binding nature or enforceability of the Guaranty Agreement, or the obligations of any Guarantor under the Guaranty Agreement are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Guaranty Agreement, in each case, other than in respect of a Guarantor released from such Guaranty Agreement pursuant to the terms hereof.

SECTION 12.	REMEDIES ON DEFAULT, ETC .
Section 12.1.    Acceleration    . (a) If an Event of Default with respect to the Company or the Co‑Obligor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the holders of at least 51% in principal amount of Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the applicable Default Rate) and (y) the Make‑Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each Note Party acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company or the Co-Obligor (except as herein or in any Supplement specifically provided for) and that the provision for payment of a Make‑Whole Amount by the Company and the Co-Obligor in the event that the Notes are prepaid or are accelerated as a

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result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies    . If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Supplement or in any Note or in the Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission    . At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of at least 51% in principal amount of Notes at the time outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company or the Co-Obligor have paid all overdue interest on the Notes, all principal of and Make‑Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make‑Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) neither the Company, the Co‑Obligor nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc    . No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Supplement, the Guaranty Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company and the Co‑Obligor under Section 15, the Company and the Co‑Obligor will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable and documented costs and out-of-pocket expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

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SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES .
Section 13.1.    Registration of Notes    . The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes    . Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company and the Co‑Obligor shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (and of the same Tranche if such Series has separate Tranches) (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of the Series (and Tranche, if any) originally issued hereunder or pursuant to any Supplement. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

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Section 13.3.    Replacement of Notes    . Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser, an original Additional Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company and the Co‑Obligor at their own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same Tranche if such Series has separate Tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES .
Section 14.1.    Place of Payment    . Subject to Section 14.2, payments of principal, Make‑Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of [______________] in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Payment by Wire Transfer    . So long as any Purchaser or Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company and the Co‑Obligor will pay all sums becoming due on such Note for principal, Make‑Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule or, in the case of any Additional Purchaser, the Purchaser Schedule attached to any Supplement pursuant to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made

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concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or an Additional Purchaser or such Person’s nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company and the Co‑Obligor will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or an Additional Purchaser under this Agreement (including any Supplement hereto) and that has made the same agreement relating to such Note as the Purchasers or Additional Purchasers, as the case may be, have made in this Section 14.2.
Section 14.3.    FATCA Information    . By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, an IRS Form W-9 containing such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company and the Co‑Obligor to comply with their obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company or the Co‑Obligor is required to obtain such information under FATCA and, in such event, the Company and the Co‑Obligor shall treat any such information they receive as confidential.
Section 14.4.    Tax Documentation    . Any Purchaser or any Additional Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Company, on the date hereof and at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser or any Additional Purchaser if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine

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whether or not such Purchaser is subject to backup withholding or information reporting requirements.

SECTION 15.	EXPENSES, ETC .
Section 15.1.    Transaction Expenses    . Whether or not the transactions contemplated hereby are consummated, the Company and the Co‑Obligor will pay all reasonable and documented costs and out-of-pocket expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers, the Additional Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), the Guaranty Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable and documented costs and out-of-pocket expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including the Supplement), the Guaranty Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Guaranty Agreement or the Notes, or by reason of being a holder of any Note, (b) the reasonable and documented costs and out-of-pocket expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Note Party or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated hereby, by any Supplement and by the Notes and the Guaranty Agreement and (c) the reasonable and documented costs and out-of-pocket expenses incurred in connection with the initial filing of this Agreement or any Supplement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $5,000 per Tranche of Note. If required by the NAIC, such Note Party shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
The Company and the Co‑Obligor will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, reasonable and documented costs and out-of-pocket expenses expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser, any Additional Purchaser or other holder in connection with its purchase of the Notes), and (ii)  any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company and the Co‑Obligor. This Section 15.1 shall not apply with respect to Taxes.
Section 15.2.    Certain Taxes    . The Company and the Co‑Obligor agree to pay all Other Taxes which may be payable in respect of the execution and delivery or the enforcement of this

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Agreement or the Guaranty Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where any Note Party has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or the Guaranty Agreement or of any of the Notes, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company or the Co‑Obligor hereunder.
Section 15.3.    Survival    . The obligations of the Company and the Co‑Obligor under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, the Guaranty Agreement or the Notes, and the termination of this Agreement or any Supplement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT .
All representations and warranties contained herein, in any Guaranty Agreement or in any Supplement shall survive the execution and delivery of this Agreement, the Guaranty Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Note Party pursuant to this Agreement, any Supplement or the Guaranty Agreement shall be deemed representations and warranties of such Note Party under this Agreement, the Guaranty Agreement or such Supplement. Subject to the preceding sentence, this Agreement (including every Supplement), the Guaranty Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Additional Purchasers and the Note Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER .
Section 17.1.    Requirements    . This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Note Parties and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used therein

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or in such corresponding provision of any Supplement), will be effective as to any Purchaser or any Additional Purchaser unless consented to by such Purchaser or Additional Purchaser in writing; and
(b)     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make‑Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to each Closing that appear in Section 4, or (iii) amend any of Sections 1.2(viii), 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20, or the corresponding provision of any Supplement.
(c)    Supplements. Notwithstanding anything to the contrary contained herein, the Company and the Co‑Obligor may enter into any Supplement providing for the issuance of one or more Series (or Tranche) of Additional Notes consistent with Section 1.2 hereof without obtaining the consent of any Purchaser, any Additional Purchaser or any holder, in each case, of any other Series of Notes.
Section 17.2.    Solicitation of Holders of Notes    .
(a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of any Supplement or of the Notes or the Guaranty Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the Guaranty Agreement to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. Neither the Company nor the Co‑Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof, of any Supplement or of the Guaranty Agreement or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other

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credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or the Guaranty Agreement by a holder of a Note that has transferred or has agreed to transfer its Note to (i) a Note Party, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with any Note Party and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.    Binding Effect, Etc    . Any amendment or waiver consented to as provided in this Section 17 or the Guaranty Agreement applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Note Parties without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Note Parties and any holder of a Note and no delay in exercising any rights hereunder or under any Note or the Guaranty Agreement shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.    Notes Held by Note Parties, Etc    . Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Guaranty Agreement or the Notes, or have directed the taking of any action provided herein or in the Guaranty Agreement or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Note Parties or any of their respective Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES .
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage

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prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in the Purchaser Schedule to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18,
(iii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iv)    if to any Note Party, to the Company at the following address as provided below or at such other address as the Company or any other Note Party shall have specified to the holder of each Note in writing:

Cousins Properties Incorporated
191 Peachtree Street, N.E. Suite 500
Atlanta, Georgia 30303
Attention: Chief Financial Officer
Telephone:    (404) 407-1150
Facsimile:    (404) 407-1151
Electronic Mail:    greggadzema@cousinsproperties.com
Website Address:    www.cousinsproperties.com
U.S. Taxpayer Identification Number: 58-0869052

With copies to:

Cousins Properties Incorporated
191 Peachtree Street, N.E. Suite 500
Atlanta, Georgia 30303
Attention: Corporate Secretary
Telephone:    (404) 407-1000
Facsimile:    (404) 407-1002

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Electronic Mail:    corporatesecretary@cousinsproperties.com
Website Address:    www.cousinsproperties.com

And:

King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Attention: J. Craig Lee
Direct Telephone: 404-572-2881
Fax: 404-572-5100
Email: craiglee@kslaw.com

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS .
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser or Additional Purchaser at each Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or any Additional Purchaser, may be reproduced by such Purchaser or such Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Note Parties agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, the Co‑Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it would contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION .
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or any Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this

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Agreement, that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or any Additional Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser such Additional Purchaser or any Person acting on such Purchaser’s or such Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or such Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or such Additional Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser and Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or such Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or such Additional Purchaser, provided that such Purchaser or such Additional Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of a Note Party (but only if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or Additional Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or such Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or such Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or such Additional Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or such Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or such Additional Purchaser’s Notes, this Agreement or the Guaranty Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement, any Supplement or

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requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Note Parties or their Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser, Additional Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, Syndtrak, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser, such Additional Purchaser or such holder and the Note Parties, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.	SUBSTITUTION OF PURCHASER .
Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder or under any Supplement, by written notice to the Company and the Co‑Obligor, which notice shall be signed by both such Purchaser or such Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and such Supplement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser or such Additional Purchaser in this Agreement (other than in this Section 21) and such Supplement, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser or such original Additional Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser or an Additional Purchaser hereunder or under any Supplement and such Substitute Purchaser thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company and the Co‑Obligor of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser or such original Additional Purchaser, and such original Purchaser or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement and such Supplement, as applicable.

SECTION 22.	MISCELLANEOUS .
Section 22.1.    Successors and Assigns    . All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their

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respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, neither the Company nor the Co‑Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2.    Accounting Terms    . (a) All accounting terms used herein or used in any Supplement which are not expressly defined in this Agreement or such Supplement, as applicable, have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein in any Supplement, (i) all computations made pursuant to this Agreement or such Supplement, as applicable, shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by any Note Party to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825‑10‑25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements delivered at the First Closing for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
Section 22.3.    Severability    . Any provision of this Agreement or any Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof,

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and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, Etc    . Each covenant contained herein or in any Supplement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein or in any Supplement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.    Counterparts    . This Agreement and any Supplement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6.    Governing Law    . This Agreement and each Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

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Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial    . (a) The Company and the Co‑Obligor irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, any Supplement or the Notes. To the fullest extent permitted by applicable law, the Company and the Co‑Obligor irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company and the Co‑Obligor agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company and the Co‑Obligor consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and the Co‑Obligor agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company or the Co‑Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, ANY SUPPLEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

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* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Company and the Co-Obligor.

Very truly yours,

COUSINS PROPERTIES INCORPORATED

By
[Title]

COUSINS PROPERTIES LP

By
[Title]

This Agreement is hereby accepted and agreed to as of the date hereof.

[PURCHASER SIGNATURE BLOCKS]

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DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“191 Peachtree Building” means the approximately 1,225,000 square foot office building located at 191 Peachtree Street N.E. in Atlanta, Georgia.
“777 Main Building” means the approximately 980,000 square foot office building located at 777 Main Street in Fort Worth, Texas.
“777 Main Cutoff Date” means the earlier to occur of (i) September 30, 2015 and (ii) the calendar date on which the 777 Main Building achieves eighty‑five percent (85%) occupancy.
“816 Congress Building” means the approximately 435,000 square foot office building located at 816 Congress Avenue in Austin, Texas.
“816 Congress Cutoff Date” means the earlier to occur of (i) April 30, 2015 and (ii) the calendar date on which the 816 Congress Building achieves eighty‑five percent (85%) occupancy.
“2100 Ross Building” means the approximately 844,000 square foot office building located at 2100 Ross Avenue in Dallas, Texas.
“2100 Ross Cutoff Date” means the earlier to occur of (i) August 31, 2014 and (ii) the calendar date on which the 2100 Ross Building achieves eighty‑five percent (85%) occupancy.
“Adjusted Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated EBITDA for such period, less (b) a deemed capital expenditures reserve deduction equal to, on an annual basis, (i) $0.35 per rentable square foot of all Income Producing Assets (or any portion thereof) which constitute office space; (ii) $0.15 per rentable square foot of all Income Producing Assets (or any portion thereof) which constitute retail space; (iii) $200.00 per unit for all Income Producing Assets (or any portion thereof) which constitute apartments; and (iv) with respect to any asset approved by the Required Holders pursuant to the proviso in the definition of “Applicable Capitalization Rate” such commercially reasonable reserve as agreed to between the Company and the Required Holders.
“Adjusted Consolidated Unencumbered EBITDA” means, for any period, that portion of Adjusted Consolidated EBITDA for such period generated by Unencumbered Properties (following deductions for deemed capital expenditure reserves applicable to such Unencumbered Properties as set forth in the definition of Adjusted Consolidated EBITDA).

SCHEDULE A
(to Master Note Purchase Agreement)

“Additional Note” is defined in Section 1.2.
“Additional Purchaser” means any purchaser of an Additional Note and such Additional Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Additional Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Additional Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Administrative Agent” means (i) Bank of America as administrative agent under the Term Loan Agreement, or any successor administrative agent under such Term Loan Agreement, (ii) Bank of America as administrative agent under the Revolving Credit Agreement or any successor administrative agent under such and (iii) any “administrative agent” under any other Material Credit Facility.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Agreement” means this Master Note Purchase Agreement, including all Schedules attached to this Agreement.
“Anti‑Corruption Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti‑Money Laundering Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Applicable Capitalization Rate” shall have the meaning ascribed to such term in the Revolving Credit Agreement from time to time, and if for any reason the Revolving Credit Agreement does not exist or such term is no longer used in the Revolving Credit Agreement, the

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Applicable Capitalization Rate most recently in effect. Notwithstanding the foregoing, in no event shall the “Applicable Capitalization Rate” at any time be less than (i) (a) five and one quarter percent (5.25%) for CBD Office Properties and (b) six percent (6.00%) for non‑CBD Office Properties, (ii) (a) five percent (5.00%) for the following multi‑family properties: Emory Point I, Emory Point II, 123 Franklin Street and the multi‑family project located in downtown Decatur, Georgia and (b) five and three quarters percent (5.75%) for all other multi‑family properties, and (iii) six and one half percent (6.50%) for retail properties, in each case, for Income Producing Assets; provided that, in order for any Income Producing Assets to be included in calculations under this Agreement which are not office assets, retail assets or apartment assets, such Income Producing Assets must be approved for inclusion by the Required Holders.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease. Notwithstanding the foregoing, Attributable Indebtedness shall not include the Attributable Indebtedness of Investment Entities except to the extent any other Unconsolidated Entity or Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve‑outs applicable to any non‑recourse secured Attributable Indebtedness and disregarding any general partnership liability of the Designated Entities).
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Called Principal” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“Capitalized Interest” means, in respect of any period, combined interest capitalized by the Company and its Consolidated Entities in such period calculated in accordance with GAAP plus, to the extent not already included herein, the Company’s and the Co‑Obligor’s pro rata share of the interest capitalized of their Unconsolidated Entities.

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“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company or partnership interests or other equivalents in any kind of partnership, and any and all warrants or options to purchase any of the foregoing.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than ninety (90) days from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (i) any bank whose short term commercial paper rating from S&P is at least A 1 or the equivalent thereof or from Moody’s is at least P 1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than ninety (90) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A 1 (or the equivalent thereof) or better by S&P or P 1 (or the equivalent thereof) or better by Moody’s and maturing within ninety (90) days of the date of acquisition and (d) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
“CBD Office Property” means each office asset that is an Income Producing Asset of the Company or Co-Obligor located within (i) (a) the Midtown, Central Perimeter or Buckhead neighborhoods of Atlanta, Georgia or (b) the Central Business District (“Downtown”) of Atlanta, Georgia, (ii) the Central Business District of Austin, Texas, (iii) the Central Business District or the SouthPark neighborhood of Charlotte, North Carolina, (iv) the Central Business District (including the “Arts District”) or the Uptown or Preston Center neighborhoods of Dallas, Texas, (v) the Central Business District of Fort Worth, Texas, (vi) (a) the Greenway Plaza or Galleria neighborhoods of Houston, Texas or (b) the Central Business District of Houston, Texas, or (vii) other Central Business Districts or urban neighborhood areas with characteristics similar to any of the foregoing areas described in clauses (i) through (vi) above as may be approved by the Required Holders from time

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to time (such approval not to be unreasonably withheld, conditioned or delayed).  Determination of whether an Income Producing Asset qualifies as a CBD Office Property shall be subject to the Required Holders’ reasonable approval.
“Change of Control” means, with respect to any Person, an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire which are granted by such Person (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of forty percent (40%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully‑diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right granted by such Person); provided, however, that Persons (not under common Control) acquiring common shares of the Company from the Company in connection with an acquisition or other transaction with the Company, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a "group" for purposes of this clause; or
(b)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Change of Control Notice” is defined in Section 8.7(a).
“Closing” is defined in Section 3.

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“Co-Obligor” is defined in the first paragraph of this Agreement.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
“Combined Parties” means the Company, the Consolidated Entities and the Unconsolidated Entities.
“Company” is defined in the first paragraph of this Agreement.
“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C.
“Confidential Information” is defined in Section 20.
“Condominium Assets” means Non‑Income Producing Assets that consist primarily of residential condominium assets.
“Consolidated EBITDA” means, for any period, for the Company and the Consolidated Entities on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following items for such period to the extent deducted in calculating such Consolidated Net Income: (a) Interest Expense, (b) the provision for federal, state, local and foreign income taxes payable by the Company and the Consolidated Entities, (c) the amounts of depreciation and amortization, (d) amounts attributable to minority interests, and (e) ground lease expense.
“Consolidated Entities” means any Person (other than an Investment Entity) in which the Company owns any Capital Stock, the accounts of which Person are consolidated with those of the Company in accordance with GAAP; provided that the Co-Obligor shall always be considered a “Consolidated Entity”.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the Measurement Period ending on such date, to (b) Fixed Charges for such Measurement Period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date, to (b) Total Assets as of such date.
“Consolidated Net Income” means, for any period, for the Company and the Consolidated Entities on a consolidated basis determined in accordance with GAAP, the net income of the Company and the Consolidated Entities (excluding the effect of any extraordinary gains or losses

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or other non‑cash gains or losses outside the ordinary course of business or gains or losses on sales of investment property (including, without limitation, any impairment charges, whether or not incurred in connection with the sale of depreciated investment property or otherwise), and non‑cash equity‑based compensation charges and acquisition costs) for that period; provided that net income shall not, in any case, include any income allocable to Capital Stock interests of any Note Party (other than the Company and the Co‑Obligor) or any Affiliate of the Company or any other Note Party (whether by virtue of the organizational documents of such entity or contractual arrangement) held by third parties other than the Company and the Consolidated Entities.
“Consolidated Parties” means a collective reference to the Company and the Consolidated Entities, and “Consolidated Party” means any one of them.
“Consolidated Unencumbered Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated Unencumbered EBITDA for the Measurement Period ending on such date, to (b) Interest Expense for Unsecured Debt for such Measurement Period.
“Control” has the meaning specified in the definition of “Affiliate”.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
“DAFC” means the Development Authority of Fulton County, Georgia.
“DAFC Indentures” means the DAFC Terminus Indenture and the DAFC 191 Indenture.
“DAFC Leases” means the DAFC Terminus Leases and the DAFC 191 Lease.
“DAFC 191 Indenture” means that certain Bond Purchase Agreement, dated as of December 27, 2006, between the DAFC and One Ninety One Peachtree Associates, LLC, a wholly‑owned subsidiary of the Company.
“DAFC 191 Lease” means that certain Lease Agreement, dated as of December 1, 2006, between the DAFC and One Ninety One Peachtree Associates, LLC, a wholly‑owned subsidiary of the Co-Obligor.
“DAFC Terminus Indenture” means that certain Bond Purchase Agreement, dated as of December 27, 2006, between the DAFC and 3280 Peachtree I LLC, a wholly‑owned subsidiary of the Co-Obligor, as assigned by 3280 Peachtree I LLC to (i) Terminus Venture T100 LLC with respect

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to the Terminus 100 Project, and (ii) Terminus Venture T200 LLC with respect to the Terminus 200 Project.
“DAFC Terminus Leases” means (i) that certain Lease Agreement, dated as of December 1, 2006, between the DAFC and 3280 Peachtree I LLC, a wholly‑owned subsidiary of the Co-Obligor, as assigned by 3280 Peachtree I LLC to Terminus Venture T100 LLC pursuant to an Assignment and Assumption of Lease dated February 6, 2013, and amended by First Amendment to such Lease Agreement dated as of September 28, 2007, and (ii) that certain Lease Agreement dated as of September 28, 2007, between the DFAC and 3280 Peachtree I LLC, a wholly‑owned subsidiary of the Co-Obligor, as assigned by 3280 Peachtree I LLC to 3280 Peachtree III LLC pursuant to an Assignment and Assumption of Lease dated November 2, 2007, as subsequently assigned by 3280 Peachtree III LLC to Terminus 200 LLC pursuant to an Assignment and Assumption of Lease dated December 6, 2007, as subsequently assigned by Terminus 200 LLC to MSREF/Cousins Terminus 200 LLC pursuant to an Assignment and Assumption of Lease dated May 5, 2010, as subsequently assigned by Cousins Terminus LLC (successor by name change to MSREF/Cousins Terminus 200 LLC) to Terminus Venture T200 LLC pursuant to an Assignment and Assumption of Lease dated February 6, 2013.
“DAFC Transactions” means the conveyance of the Terminus Projects and the 191 Peachtree Building to DAFC and the consummation of the transactions evidenced and contemplated by the DAFC Indentures and the DAFC Leases.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means, with respect to any Series (or Tranche if a given Series has multiple Tranches) of Notes, that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series (and of such Trance if such Series has separate Tranches) or (b) 2.00% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.
“Designated Entities” means a collective reference to (a) Wildwood Associates, (b) Temco Associates or (c) any general partner of a Texas limited partnership which would otherwise be

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included in the applicable calculation (so long as in the case of clause (c) the general partner is not the Company or the Co-Obligor); provided that (i) inclusion of Wildwood Associates and Temco Associates as “Designated Entities” hereunder shall be subject to verification from time to time by the Required Holders that the JV partners with respect to such entities are liable for fifty percent (50%) of the total liabilities of such entities and (ii) inclusion of any Texas limited partnerships as “Designated Entities” hereunder shall be subject to verification by the Required Holders that neither any Guarantor nor any other Consolidated Entity (that is not such Texas limited partnership or its general partner) is liable for any of the liabilities of such Texas limited partnership.
“Disclosure Documents” is defined in Section 5.3.
“Discounted Value” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, provided that it shall not include any lease, license or other occupancy agreement.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with a Note Party under Sections 414(b) or (c) of the Code (and for purposes of provisions relating to Section 412 of the Code, under Sections 414(m) and (o) of the Code).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Note Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Note Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Note Party or any ERISA Affiliate.
“Event of Default” is defined in Section 11.
“Existing Indebtedness” means the indebtedness under the Existing Credit Agreement.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Form 10-K” is defined in Section 7.1(b).
“First Closing” is defined in Section 3.
“Fixed Charges” means, in the aggregate for the Combined Parties and for the applicable period of calculation, the sum of (a) Interest Expense of the Combined Parties, plus (b) the principal component of all payments made in respect of Capital Lease Obligations, plus (c) any payments required to be made (whether or not actually made) in respect of ground rental obligations under ground leases, plus (d) regularly scheduled required principal payments on Indebtedness for Money Borrowed (excluding any scheduled balloon, bullet, or similar principal payment which repays such Indebtedness for Money Borrowed in full) plus (e) rentals payable under leases of real property during such period to the extent not covered in clause (b), plus (f) any dividends paid or payable by Company or any of its Consolidated Entities in respect of any class of preferred capital stock;

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provided, however, that, in calculating Fixed Charges of each Consolidated Entity and Unconsolidated Entity, the amount of the items described in clauses (a), (b), (c), (d), (e) and (f) above of such Consolidated Entity shall be reduced by the share allocable to interests held by Persons other than the Company, the Co‑Obligor or other Consolidated Entities, and as to such Unconsolidated Entity shall be multiplied by the percentage of the Company’s and the Co‑Obligor’s combined direct and indirect ownership interest in such Unconsolidated Entity (except to the extent the Company or the applicable Consolidated Entity owner of the capital stock of the applicable Unconsolidated Entity is liable, whether contractually or otherwise, for a greater portion of such amount (disregarding any liability with respect to customary recourse carve‑outs applicable to any nonrecourse secured Indebtedness), in which case such higher amount shall be used in the applicable calculations (except with respect to the Designated Entities, for which only the percentage of the Company’s and the Co‑Obligor’s combined direct or indirect ownership interest shall be used)).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Form 10-Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

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(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien (other than a Permitted Lien) on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. Notwithstanding the foregoing, Guarantee shall not include completion guarantees or the endorsement of instruments. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means (i) each Subsidiary that has executed and delivered the Guaranty Agreement at the First Closing, (ii) each Subsidiary that executed and delivered a Joinder to the Guaranty in accordance with Section 9.7, and (iii) their successors and permitted assigns, but shall exclude, for the avoidance of doubt, each Subsidiary that has been released pursuant to Section 9.7(b) or by the Required Holders.
“Guaranty Agreement” means the guarantee made by the Guarantors in favor of the holders of Notes, the form of which is attached hereto as Exhibit A (which shall include any Joinder to the Guaranty in accordance with Section 9.7(a)).

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“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Income Producing Assets” means (a) 777 Main, 2100 Ross and 816 Congress, (b) each other New Acquisition, and (c) all other real property assets of the Company, any Consolidated Entity or any Unconsolidated Entity (i) which are partially or fully income producing for financial reporting purposes on the applicable calculation date and have been continuously, partially or fully income producing for financial reporting purposes for the calendar quarter ending immediately preceding the calculation date, (ii) for which an unconditional base building certificate of occupancy (or its equivalent) has been issued by the applicable Governmental Authority, and (iii) as to such assets which in the immediately preceding reporting period were classified as Non‑Income Producing Assets, which either (A) are leased to tenants in occupancy and the leases for such tenants in occupancy represent eighty‑five percent (85%) or more of the rentable square footage of the applicable real property asset; or (B) have been a Non‑Income Producing Asset for a period equal to or in excess of eighteen (18) months following the issuance by the applicable Governmental Authority of an unconditional base building certificate of occupancy (or its equivalent) (provided that different phases of real property developments shall be treated as different assets for purposes of this determination); provided, further, that, notwithstanding anything to the contrary herein, “Income Producing Assets” shall not include intra or inter‑entity obligations between the Company and any of the Consolidated Entities.
“Indebtedness” means, as to any Person at a particular time, without duplication, total liabilities of such Person as determined by GAAP, plus all of the following, in each case to the extent not otherwise included as total liabilities in accordance with GAAP:
(a)    all Indebtedness for Money Borrowed of such Person;

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(b)    all obligations under financing leases, all Capital Lease Obligations (including all Capitalized Interest under any capital leases), all Synthetic Lease Obligations and all Off‑Balance Sheet Liabilities of such Person;
(c)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all obligations of such Person to pay the deferred purchase price of property or services to the extent constituting indebtedness pursuant to GAAP (other than trade accounts payable in the ordinary course of business) and all obligations under any repurchase, take‑out commitments or forward equity commitments (other than, with respect to the calculation of the Indebtedness of the Company, any Consolidated Entity or any Unconsolidated Entity, commitments to a Consolidated Entity, an Unconsolidated Entity or an Investment Entity);
(f)    net obligations of such Person under any Swap Contract; and
(g)    all Monetized Guarantees of such Person in respect of any of the foregoing;
provided, however, that, for purposes of this Agreement, (i) Indebtedness shall not include (A) shareholders’ and partners’ and members’ equity, (B) capital stock, (C) surplus, (D) reserves for general contingencies and other cash reserves, (E) minority interests in Consolidated Entities, and (F) deferred income which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person and (ii) Indebtedness, as calculated for the Company or any Note Party shall not include Indebtedness of Investment Entities, except, for clarification purposes, to the extent any other Unconsolidated Entity or Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve‑outs applicable to any nonrecourse secured Indebtedness and disregarding any general partnership liability of the Designated Entities).
The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

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For purposes of clarification, notwithstanding any language to the contrary contained in the foregoing, there shall be no double‑counting of Indebtedness (for example, in the case of a guaranty or letter of credit supporting other Indebtedness).
“Indebtedness for Money Borrowed” means, with respect to any Person, without duplication (a) all money borrowed by such Person and indebtedness of such Person represented by notes payable by such Person and drafts accepted representing extensions of credit to such Person, (b) all indebtedness of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) all indebtedness of such Person upon which interest charges are customarily paid, (d) all indebtedness of such Person issued or assumed as full or partial payment for property or services (other than accrued employee compensation), whether or not any such notes, drafts, obligations or indebtedness would otherwise represent “Indebtedness for Money Borrowed” and (e) all Capitalized Interest under any capital leases and the principal balance outstanding with respect to any Off‑Balance Sheet Liabilities where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. For purposes of this definition, (i) interest which is accrued but not paid on the original due date or within any applicable cure or grace period as provided by the underlying contract for such interest shall be deemed Indebtedness for Money Borrowed and (ii) trade account payables arising in the ordinary course of business and not delinquent by more than ninety (90) days shall not be deemed Indebtedness for Money Borrowed. Indebtedness for Money Borrowed with respect to the Company, the Consolidated Entities and/or the Unconsolidated Entities shall not include any obligations of Investment Entities except, for clarification purposes, to the extent any other Unconsolidated Entity or Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve‑outs applicable to any nonrecourse secured Indebtedness and disregarding any general partnership liability of the Designated Entities).
“Indemnitees” has the meaning specified in Section 10.05.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Interest Expense” means, in respect of any period, an amount equal to the sum of (a) the interest payable during such period with respect to Indebtedness for Money Borrowed (including

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Capitalized Interest) of the Company and its Consolidated Entities (and, when specified in the applicable covenant, a pro rata share of such interest payable in respect of such Indebtedness for Money Borrowed of the Unconsolidated Entities), and (b) the interest component of capitalized lease obligations of the Company and the Consolidated Entities, less any Qualified Capitalized Interest.
“Interest Expense for Unsecured Debt” means for any period, Interest Expense with respect to Unsecured Debt of the Company and the Consolidated Entities.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Entities” means, as of any date of determination, those Persons in which the Company, any of the Consolidated Entities or any of the Unconsolidated Entities directly or indirectly owns any Capital Stock which satisfy each of the following criteria: (a) such Person is an unconsolidated entity with respect to the Company for financial reporting purposes or is an entity that is consolidated with the Company as a result of the pronouncement entitled Financial Interpretation 46 “Consolidation of Variable Interest Entities” by the Financial Accounting Standards Board on January 17, 2003 as revised from time to time, (b) a party other than Company, a Consolidated Entity or an Unconsolidated Entity has primary control over day‑to‑day management of such Person (responsibilities under management agreements shall not constitute control) (it being agreed that the management structure of Charlotte Gateway Village, LLC (“Gateway”), pursuant to that certain Amended and Restated Operating Agreement of Gateway dated November 28, 2001, satisfies this clause (b) on the date hereof), and (c) none of the Company, any Consolidated Entity or any Unconsolidated Entity is directly or contingently liable for indebtedness of such Person, except for standard and customary recourse carve‑outs commonly included in non‑recourse financings in the form of guarantees or indemnities. For a list of the entities which are Investment Entities of the Company as of the date hereof, see Schedule 5.19) attached hereto.
“IP Rights” has the meaning specified in Section 5.17.
“IRS” means the United States Internal Revenue Service.

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“Land Assets” means Non‑Income Producing Assets that consist primarily of undeveloped land assets.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case to the extent from time to time in full force and effect or otherwise having the force of law.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Liquid Assets” means, as of any date of determination, the following assets of the Combined Parties: (a) unrestricted cash and marketable securities; and (b) notes receivable (related to loans that are not in default and otherwise fully performing as of such date) secured by a mortgage instrument with a valid and enforceable first priority mortgage lien on a fee or leasehold interest held by the debtor in the applicable real estate assets, where the fair market value of such real estate assets is greater than one hundred ten percent (110%) of the amount of Indebtedness secured thereby.
“Make‑Whole Amount” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“Material” means material in relation to the business, liabilities, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, liabilities, operations, affairs, financial condition, assets or properties of the Note Parties and their Subsidiaries taken as a whole, (b) the ability of the Company or the Co‑Obligor to perform its obligations under the Notes, (c) the ability of the Note Parties and the Consolidated Entities to perform their obligations under this Agreement (including any Supplement), (d) the ability of the Guarantors to perform their obligations under the Guaranty Agreement, or (e) the validity or enforceability of this Agreement (including any Supplement), the Guaranty Agreement or the Notes.
“Material Credit Facility” means, as to the Company and its Subsidiaries,

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(a)    the Term Loan Agreement dated as of December 2, 2016 among the Company, Cousins Properties LP as co‑borrower, the other Co‑Borrowers and Guarantors as defined therein, JP Morgan Chase Bank, N.A., as Syndication Agent, Bank of America, N.A. as Administrative Agent and the other lenders party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (the “Term Loan Agreement”); and
(b)    the Third Amended and Restated Credit Agreement dated as of May 28, 2014 among the Company, the other Co‑Borrowers and Guarantors as defined therein, JP Morgan Chase Bank, N.A., as Syndication Agent, Bank of America, N.A. as Administrative Agent and the other lenders party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (the “Revolving Credit Agreement”);
(c)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of the First Closing (excluding Non‑Recourse Debt) by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Maturity Date” is defined in the first paragraph of each Note.
“Measurement Period” means, at any date of determination, the most recently completed four calendar quarters of the Company.
“Memorandum” is defined in Section 5.3.
“Monetized Guarantee” means any Guarantee which (a) is a Guarantee of Indebtedness for Money Borrowed; (b) is a Guarantee that has been reduced to judgment or otherwise liquidated for a specified monetary amount; or (c) is a Guarantee of performance of any obligation which obligation is past due beyond any applicable grace or cure period and the liability under which can be reasonably quantified in terms of the monetary liability of the applicable obligor.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

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“Multiemployer Plan” means any means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Note Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners.
“Negative Pledge” means a provision of any document, instrument or agreement (including any Organization Document), other than this Agreement or any other Note Document, that prohibits, or purports to prohibit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that does not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“New Acquisition” means each newly‑acquired partially or fully income producing real property of the Company, any Consolidated Entity or any Unconsolidated Entity which property is less than eighty‑five percent (85%) occupied on the date of its acquisition.
“New Acquisition Cutoff Date” means, for each New Acquisition, the earlier to occur of the calendar date (i) which is twenty‑four (24) months from the date of the acquisition of such property by, as applicable, the Company, a Consolidated Entity or an Unconsolidated Entity, and (ii) on which such property achieves eighty‑five percent (85%) occupancy.
“Non‑Income Producing Asset” means any real property asset of the Company, any Consolidated Entity, or any Unconsolidated Entity which does not qualify as an “Income Producing Asset” (following application of subsections (a), (b) and (c)(iii)(B) and each other provision of the definition thereof).
“Note Documents” means this Agreement (including the Guaranty in Section 23), each Note and
“Note Parties” means, collectively, the Company, the Co-Obligor and each Guarantor.
“Notes” is defined in Section 1.
“Obligations” means all debts, liabilities, obligations, covenants and duties of any Note Party arising under any Note Document or otherwise with respect to any Note.

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“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource‑center/sanctions/Programs/Pages/Programs.aspx.
“Off‑Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so‑called “synthetic,” tax retention or off‑balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the applicable Note Party whose responsibilities extend to the subject matter of such certificate.
“Operating Partnership” means a direct or indirect Subsidiary of the Company that (a) owns, directly or indirectly, substantially all of the assets owned by the Company and the Consolidated Entities, taken together on a consolidated basis and (b) is designated as the “Operating Partnership” by the Company in a written notice to the Required Holders.

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“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement (related to its formation or organization), instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).
“Other Taxes” means all present and future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Note Party or any ERISA Affiliate or to which a Note Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Liens” means, at any time, Liens in respect of property of the Company, Consolidated Entities and/or Unconsolidated Entities constituting:
(a)     Liens existing pursuant to any Note Document;

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(b)     Liens (other than Liens imposed under ERISA) for taxes, assessments (including private assessments and charges) or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or which have been insured over without qualification, condition or assumption by title insurance or otherwise in a manner acceptable to Required Holders in its sole discretion;
(c)     statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, such Liens are for amounts that do not exceed $500,000 in the aggregate, or if any action has been taken to enforce such Liens for amounts in excess of $500,000 (other than the filing of the Liens), then such Liens are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established or which have been bonded;
(d)     zoning restrictions, easements, rights of way, restrictions and other encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(e)     leases or subleases to third parties (including any Affiliates of Company or any Combined Party);
(f)     Liens securing judgments for the payment of money not to exceed the Threshold Amount;
(g)     any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
(h)     Liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance or other social security obligations, other than any Lien imposed by ERISA; and
(i)    other Liens so long as immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, no Default or Event of Default is or would

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be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.11.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Note Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Proposed Prepayment Date” is defined in Section 8.7(b).
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Capitalized Interest” means in respect of any period, interest capitalized by the Company and its Consolidated Entities in such period calculated in accordance with GAAP on all projects, and investments in projects of its Unconsolidated Entities, funded in whole or in part by secured project loans. Qualified Capitalized Interest shall also include Company’s and the Co‑Obligor’s pro rata share of interest capitalized on projects of its Unconsolidated Entities that are funded in whole or part by a secured project loan.

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“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Reinvestment Yield” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Remaining Average Life” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“Remaining Scheduled Payments” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“Reported” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Holders” means at any time (a) prior to the Second Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding; provided that only for purposes of this clause (a), Notes scheduled to be issued at the Second Closing shall be deemed outstanding and (b) at any time on or after the Second Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding, in each case, without regard to Series (exclusive of Notes then owned by any Note Party or any of their respective Affiliates).

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“Residential Assets” means Non‑Income Producing Assets that consist primarily of single‑family residential developments (but are not Land Assets, Condominium Assets or multi‑family developments).
“Responsible Officer” means any Senior Financial Officer and any other officer of the appropriate Note Party with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means any cash dividend or other distribution with respect to any Capital Stock (including preferred stock) or other equity interest of the Company or any Consolidated Entity, or any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other equity interest, other than any distribution or other payment solely in Capital Stock of such Person.
“Restricted Purchase” means any payment on account of the purchase, redemption, or other acquisition or retirement of any Capital Stock (including preferred equity) of the Company.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Closing” is defined in Section 3.
“Secured Debt” means, for any given calculation date, the total aggregate principal amount of Indebtedness for Money Borrowed of the Company and the Consolidated Entities, on a consolidated basis (and without duplication on account of the guaranty obligations of the Company or any Consolidated Entity relating to the Indebtedness for Money Borrowed of another Consolidated Entity), that is secured in any manner by any Lien; provided that obligations in respect of Capital Lease Obligations shall not be deemed to be Secured Debt. For clarification purposes, (i) any unsecured guaranty given by the Company or any Consolidated Entity of secured obligations of a Person who is not a Consolidated Entity does not constitute Secured Debt of the Person giving the guaranty, (ii) any unsecured guaranty given by the Company or any Consolidated Entity of the Secured Debt of another Consolidated Entity constitutes the Secured Debt of the Person directly incurring the Secured Debt and shall not be calculated as part of the obligations of the Person giving the guaranty, (iii) any unsecured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of a Person who is not a Consolidated Entity does not constitute Secured Debt of the Person giving the guaranty, (iv) any unsecured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of another Consolidated Entity does not constitute

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the Secured Debt of the Person directly incurring such obligations and shall not be calculated as part of the obligations (secured or otherwise) of the Person giving the guaranty, (v) any secured guaranty given by the Company or any Consolidated Entity of secured obligations of a Person who is not a Consolidated Entity constitutes Secured Debt of such Person giving the guaranty, (vi) any secured guaranty given by the Company or any Consolidated Entity of the secured obligations of another Consolidated Entity constitutes the Secured Debt of the Person directly incurring the secured obligations and shall not be calculated as part of the obligations (secured or otherwise) of the Person giving the guaranty, (vii) any secured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of a Person who is not a Consolidated Entity constitutes the Secured Debt of the Person giving the guaranty, and (viii) any secured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of any Consolidated Entity constitutes the Secured Debt of the Person giving the guaranty and shall not be calculated as part of the obligations (secured or otherwise) of the Person directly incurring such obligations.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the appropriate Note Party.
“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.
“Settlement Date” has the meaning (i) set forth in Section 8.6 with respect to any Series 2017 Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Consolidated Entities as of that date determined in accordance with GAAP.
“Source” is defined in Section 6.2.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company or the Co‑Obligor, as the context may require.
“Substitute Purchaser” is defined in Section 21.
“Supplement” is defined in Section 1.2 of this Agreement.
“SVO” means the Securities Valuation Office of the NAIC.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement relating to the foregoing, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement related to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

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“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“Tax Driven Lease Transaction” means (i) the DAFC Transactions and (ii) any transaction pursuant to which a Combined Party conveys record title to a real property asset to a governmental entity and then leases such asset back from the governmental entity for the purposes of effecting a reduction in real property taxes where (i) the conveying Combined Party can repurchase the conveyed asset at any time for nominal consideration, (ii) no Indebtedness is incurred by any Combined Party under GAAP; provided that, if the structure of any such transaction requires the issuance of bonds by the applicable governmental entity, such bonds are purchased by a Combined Party as consideration for the applicable real property transfer and the amounts receivable by a Combined Party on such bonds equals the rent payable under the applicable Lease, (iii) no net payments are required to be made to any third party as a result of such transaction and the corresponding Tax Driven Lease Transaction Documents (other than the reduced real property taxes and customary closing costs and fees), and (iv) such transaction, however structured, is consummated on terms substantially similar to the DAFC Transactions.
“Tax Driven Lease Transaction Documents” means (i) the DAFC Indentures and DAFC Leases and (ii) with respect to any Tax Driven Lease Transaction other than the DAFC Transactions, leases, indentures and such other documents that are customarily required for a transaction of that type and that satisfy the requirements of the definition of Tax Driven Lease Transaction.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Terminus Projects” means (i) the project commonly known as “Terminus 100” (the “Terminus 100 Project”) located at 3280 Peachtree Road in Atlanta, Georgia; provided, however, that such Terminus 100 Project does not include the other land at 3280 Peachtree Road and adjacent thereto owned by the Company or its Consolidated Entities, the air rights above the parking structure which may be used for future development, or the parking within the parking structure being developed which will serve such potential future development above the parking structure, and (ii) the project commonly known as “Terminus 200” (the “Terminus 200 Project”) located at 3333 Peachtree Road in Atlanta, Georgia; provided, however, that such Terminus 200 Project does not include the other land at 3333 Peachtree Road and adjacent thereto owned by the Company or its Consolidated Entities, the air rights above the parking structure which may be used for further

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development, or the parking within the parking structure being developed which will serve such potential future development above the parking structure.
“Threshold Amount” means $50,000,000.
“Total Assets” means, as of any calculation date, the sum of (a) the Value of Income Producing Assets for all such assets of the Combined Parties, plus (b) the Value of Non‑Income Producing Assets of the Combined Parties that are not Land Assets, Condominium Assets or Residential Assets, plus (c) the Value of Non‑Income Producing Assets of the Combined Parties that are Residential Assets or Condominium Assets, plus (d) the Value of Liquid Assets of the Combined Parties, plus (e) the Value of Non‑Income Producing Assets of the Combined Parties that are entitled Land Assets; provided, however, that, in calculating Total Assets the sum of items (b), (c), (d) and (e) above shall be reduced to the extent necessary (with a corresponding reduction in the sum of items (a), (b), (c), (d) and (e)) to establish that the sum of items (b), (c), (d) and (e) shall not exceed twenty percent (20%) of the sum of items (a), (b), (c), (d) and (e); provided, further, that, in calculating Total Assets, item (c) shall be reduced to the extent necessary (with a corresponding reduction in the sum of items (a), (b), (c), (d) and (e)), to establish that item (c) shall not exceed five percent (5%) of the sum of items (a), (b), (c), (d) and (e); provided, further, that, in calculating Total Assets, item (e) shall be reduced to the extent necessary (with a corresponding reduction in the sum of items (a), (b), (c), (d) and (e)), to establish that item (e) shall not exceed five percent (5%) of the sum of items (a), (b), (c), (d) and (e).
“Total Debt” means, as of any calculation date, for the Combined Parties (reduced to the extent necessary to reflect the portion thereof not attributable to the Company’s and the Co‑Obligor’s combined direct and indirect ownership interest), the sum of (without duplication): (a) all outstanding Indebtedness for Money Borrowed; (b) all Capital Lease Obligations, and (c) all obligations constituting Monetized Guarantees of such Persons; provided, however, that, in calculating the Total Debt of each Consolidated Entity and Unconsolidated Entity, the amount of the items described in clauses (a), (b) and (c) above of such Consolidated Entity and Unconsolidated Entity shall be multiplied by the percentage of the Company’s and the Co‑Obligor’s combined direct and indirect ownership interest in such Consolidated Entity and Unconsolidated Entity. Total Debt shall not include any such obligation of Investment Entities except, for clarification purposes, to the extent any Consolidated Entity is liable for the same (disregarding any Consolidated Entity’s liability with respect to customary recourse carve‑outs applicable to any nonrecourse secured Indebtedness) and disregarding any general partnership liability of the Designated Entities.
“Tranche” is defined in Section 1.1.
“Tranche A Notes” is defined in Section 1.

A‑29

“Tranche B Notes” is defined in Section 1.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Unconsolidated Entities” means, as of any date of determination, those Persons in which the Company or any of the Consolidated Entities owns some portion of Capital Stock and which are not consolidated with the Company on the financial statements of the Company in accordance with GAAP. Unconsolidated Entities shall not include Investment Entities.
“Unencumbered Properties” means (i) all real property assets located in the United States of America owned by the (A) Note Parties (at all times prior to the release of Guarantors under Section 9.7(b)) or (B) Consolidated Entities (at all times subsequent to the release of Guarantors under Section 9.7(b)), in each case, that are (I) not subject to any Liens (other than (a) Permitted Liens not identified in clause (f) or (i) of the definition of such term and (b) Liens securing judgments for the payment of money not to exceed $1,000,000 for each such asset unless such Liens are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or which have been insured over without qualification, condition or assumption by title insurance or otherwise in a manner acceptable to Required Holders, provided that the aggregate amount of money secured by such Liens referenced in this clause (b) for all such assets shall not exceed $10,000,000) and, (II) at all times subsequent to the release of Guarantors under Section 9.7(b) under this clause (B), are owned by Persons (A) whose Capital Stock and the Capital Stock of any direct or indirect parent entity directly or indirectly owned by the Company (other than Investment Entities or Unconsolidated Entities) (an “Intermediate Subsidiary”) is not subject to any Lien, and (B) who do not, nor does any Intermediate Subsidiary of such Person, either (x) Guarantee any Indebtedness for Money Borrowed or (y) have direct Indebtedness for Money Borrowed, in either case in excess of $1,000,000, provided that the aggregate amount of Indebtedness for Money Borrowed and Guarantees of such Indebtedness for all such Persons who would own otherwise unencumbered properties shall not exceed $10,000,000, and (ii) the 191 Peachtree Building, the Terminus Projects and any other asset that is the subject of a Tax Driven Lease Transaction, for so long as such properties are subject to Tax Driven Lease Transaction Documents and are not subject to any Liens (other than (a) Permitted Liens not identified in clause (f) or (i) of the definition of such term and (b) Liens securing judgments for the payment of money not to exceed $1,000,000 for each such asset unless such Liens are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or which have been insured over without qualification, condition or assumption by title insurance or otherwise in a manner acceptable to Required Holders, provided that the aggregate amount of money secured by

A‑30

such Liens referenced in this clause (b) for all such assets shall not exceed $10,000,000); and, at all times subsequent to the release of Guarantors under Section 9.7(b), are owned by Persons (A) whose Capital Stock and the Capital Stock of Intermediate Subsidiary is not subject to any Lien, and (B) who do not, nor does any Intermediate Subsidiary of such Person, either (x) Guarantee any Indebtedness for Money Borrowed or (y) have direct Indebtedness for Money Borrowed, in either case in excess of $1,000,000, provided that the aggregate amount of Indebtedness for Money Borrowed and Guarantees of such Indebtedness for all such Persons who would own otherwise unencumbered properties shall not exceed $10,000,000.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“Unsecured Debt” means, as of any date, the aggregate of all Indebtedness for Money Borrowed of the Company and the Consolidated Entities that was incurred, and continues to be outstanding, without granting a Lien (other than Permitted Liens not described in clauses (a), (f) or (i) of such definition) as security for such Indebtedness for Money Borrowed. Unsecured Debt shall not include any such obligations of Unconsolidated Entities or Investment Entities except, for clarification purposes, to the extent any Consolidated Entity is liable for the same (disregarding any liability with respect to customary recourse carve‑outs applicable to any nonrecourse secured obligations and disregarding any general partnership liability of the Designated Entities). For clarification purposes, (a) any unsecured guaranty given by the Company or any Consolidated Entity of secured obligations of a Person who is not the Company or a Consolidated Entity constitutes Unsecured Debt of the Company or such Consolidated Entity giving the guaranty, (b) any unsecured guaranty given by the Company or any Consolidated Entity of the secured obligations of the Company or another Consolidated Entity constitutes the Secured Debt of the Company or the Consolidated Entity directly incurring the secured obligations and shall not be calculated as part of the obligations (either secured or unsecured) of the Company or such Consolidated Entity giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the obligations of the Company or the Consolidated Entity directly incurring the underlying secured obligations, in which case it shall constitute the Unsecured Debt of the Company or the Consolidated Entity giving the guaranty), (c) any unsecured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of a Person who is not the Company or a Consolidated Entity constitutes the Unsecured Debt of the Company or such Consolidated Entity giving the guaranty, (d) any unsecured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of the Company or another Consolidated Entity constitutes the Unsecured Debt of the

A‑31

Company or the Consolidated Entity directly incurring such obligations and shall not be calculated as part of the obligations (either secured or unsecured) of the Company or such Consolidated Entity giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the obligations of the Company or the Consolidated Entity directly incurring the underlying unsecured obligations, in which case it shall constitute the Unsecured Debt of the Company or the Consolidated Entity giving the guaranty), (e) any secured guaranty given by the Company or any Consolidated Entity of secured obligations of a Person who is not the Company or a Consolidated Entity constitutes secured debt of the Company or such Consolidated Entity giving the guaranty, (f) any secured guaranty given by the Company or any Consolidated Entity of the secured obligations of the Company or another Consolidated Entity constitutes the secured debt of the Company or the Consolidated Entity directly incurring the secured obligations and shall not be calculated as part of the obligations (either secured or unsecured) of the Company or such Consolidated Entity giving the guaranty (except to the extent that the relevant calculation does not otherwise account for the obligations of the Company or the Consolidated Entity directly incurring the underlying secured obligations, in which case it shall constitute the secured debt of the Company or the Consolidated Entity giving the guaranty), (g) any secured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of a Person who is not the Company or a Consolidated Entity constitutes the secured debt of the Company or such Consolidated Entity giving the guaranty, and (h) any secured guaranty given by the Company or any Consolidated Entity of the unsecured obligations of the Company or another Consolidated Entity constitutes the secured debt of the Company or such Consolidated Entity giving the guaranty and shall not be calculated as part of the obligations (either secured or unsecured) of the Company or the Consolidated Entity directly incurring such obligations (except to the extent that the relevant calculation does not otherwise account for the obligations of the Company or such Consolidated Entity giving the guaranty, in which case it shall constitute the Unsecured Debt of the Company or the Consolidated Entity directly incurring the underlying unsecured obligations). For purposes of calculating the financial covenants contained in this Agreement, obligations of the Company or any Consolidated Entity pursuant to the terms of any letter of credit shall be treated in the same manner as a guaranty.
“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

A‑32

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Value of Income Producing Assets” means, as of any date, the aggregate value of each Income Producing Asset existing as of such date, where the value of each such Income Producing Asset equals: the product of (a) the Adjusted Consolidated EBITDA for the most recent calendar quarter for which financial statements of the Company and its Consolidated Entities are then available, allocable to such Income Producing Assets, (y) multiplied by four (4), then (z) divided by the Applicable Capitalization Rate, multiplied by (b) (i) if such asset is owned by the Company or any Consolidated Entity, one hundred percent (100%) (adjusted, in the case of such an asset owned by a Consolidated Entity, appropriately to reflect the relative direct and indirect combined economic interest (calculated as a percentage) of the Company and the Co‑Obligor in such Consolidated Entity determined in accordance with the applicable provisions of the organizational documents of such Consolidated Entity), and (ii) if such asset is owned by an Unconsolidated Entity, the percentage of the Company’s and the Co‑Obligor combined direct or indirect ownership in the Unconsolidated Entity owning such asset; provided, however, that (A) if any Income Producing Asset (for the purpose of clarity, other than 777 Main, 2100 Ross, and 816 Congress and any other assets which qualify as New Acquisitions in accordance with their applicable cutoff dates) has been an Income Producing Asset for a period of less than four (4) calendar quarters, then such Income Producing Asset will be assigned a value which is the greater of (1) the value of such asset determined in accordance with clauses (a) and (b) above, and (2) the value of such asset determined in accordance with clauses (a) and (b) of the definition of “Value of Non‑Income Producing Assets”; and (B) notwithstanding anything in this Agreement to the contrary, (i) 777 Main, 2100 Ross, and 816 Congress, and (ii) each other New Acquisition, in each case, shall be assigned a value which is the greater of (y) the value of such asset determined in accordance with clauses (a) and (b) above and (z) the value of such asset determined in accordance with clauses (a) and (b) of the definition of “Value of Non‑Income Producing Assets”, for all dates prior to, as applicable, the 777 Main Cutoff Date, the 2100 Ross Cutoff Date, the 816 Congress Cutoff Date or the applicable New Acquisition Cutoff Date; provided that, at any time the Company may deliver to the holders of the Notes written notice of the Company’s election to have the provisions of this clause (B) no longer apply to 777 Main, 2100 Ross, 816 Congress or any other specified New Acquisition, in which event 777 Main, 2100 Ross, 816 Congress and/or such other specified New Acquisition shall be assigned a value as otherwise determined pursuant to this Agreement at all times thereafter (without regard to the other terms of this clause (B)).
“Value of Liquid Assets” means, as of any date, the sum of (a) the amount of cash included in Liquid Assets, plus (b) an amount equal to (i) the market value of any marketable securities included in Liquid Assets, less (ii) to the extent not included in Total Debt, any margin indebtedness with respect thereto, plus (c) the book value of notes receivable secured by a mortgage instrument

A‑33

with a valid and enforceable first priority mortgage lien on a fee or leasehold interest held by the debtor in the applicable real estate assets and included in Liquid Assets (where the fair market value of such real estate assets is greater than or equal to one hundred ten percent (110%) of the amount of indebtedness secured thereby); provided that, with respect to each asset, the respective amounts used in calculating clauses (a), (b) and (c) above shall be multiplied by (1) if such asset is owned by the Company or any Consolidated Entity, one hundred percent (100%) (adjusted, in the case of such an asset owned by a Consolidated Entity, appropriately to reflect the relative combined direct and indirect economic interest (calculated as a percentage) of the Company and the Co‑Obligor in such Consolidated Entity determined in accordance with the applicable provisions of the organizational documents of such Consolidated Entity), and (2) if such asset is owned by an Unconsolidated Entity, the percentage of the Company’s and the Co‑Obligor’s combined direct or indirect ownership in the Unconsolidated Entity owning such asset.
“Value of Non‑Income Producing Assets” means on any calculation date, the aggregate value of all Non‑Income Producing Assets existing as of such date, where the value of each such Non‑Income Producing Asset is equal to the product of (a) the cost of such asset, less any applicable impairment charges or other writedowns, reported through the date of the most recent financial statements of the Company and its Consolidated Entities in accordance with GAAP, times (b) (i) if such asset is owned by the Company or any Consolidated Entity, one hundred percent (100%) (adjusted, in the case of such an asset owned by a Consolidated Entity, appropriately to reflect the relative combined direct and indirect economic interest (calculated as a percentage) of the Company and the Co‑Obligor in such Consolidated Entity determined in accordance with the applicable provisions of the organizational documents of such Consolidated Entity), or (ii) if such asset is owned by an Unconsolidated Entity, the percentage of the Company’s and the Co‑Obligor’s combined direct or indirect ownership in the Unconsolidated Entity owning such asset.
“Wholly‑Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company, the Co‑Obligor and the Company’s or the Co‑Obligors other Wholly‑Owned Subsidiaries at such time.

A‑34

[FORM OF TRANCHE A NOTE]
COUSINS PROPERTIES INCORPORATED
COUSINS PROPERTIES LP
3.91% SERIES 2017 SENIOR NOTE, TRANCHE A, DUE JULY 6, 2025
No. [_____]    [Date]
$[_______]    PPN 22279# AA2

FOR VALUE RECEIVED, the undersigned, COUSINS PROPERTIES INCORPORATED (herein called the “Company”), a corporation organized and existing under the laws of the State of Georgia, and Cousins Properties LP (the “Co-Obligor”), a limited partnership organized and existing under the laws of the State of Delaware, hereby, jointly and severally, promise to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on July 6, 2025 (the “Maturity Date”), with interest (computed on the basis of a 360‑day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 3.91% per annum from the date hereof, payable semiannually, on the 6th day of January and July in each year, commencing with the January 6 or July 6 next succeeding the date hereof provided that the first interest payment due on this Note shall be due January 6, 2018, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.91% or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make‑Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Purchase Agreement referred to below.
This Note is one of a series of Series 2017 Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated April 19, 2017 (as from time to time amended, restated and supplemented, the “Master Note Purchase Agreement”), between the Company, the Co-Obligor and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to

SCHEDULE 1‑A
(to Master Note Purchase Agreement)

the confidentiality provisions set forth in Section 20 of the Master Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Master Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Purchase Agreement.
This Note is a registered Note and, as provided in the Master Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Master Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make‑Whole Amount) and with the effect provided in the Master Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company, the Co-Obligor the holder of this Note shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

COUSINS PROPERTIES INCORPORATED

By
[Title]

COUSINS PROPERTIES LP

By
[Title]

1‑A‑2

1‑A‑3

[FORM OF TRANCHE B NOTE]
COUSINS PROPERTIES INCORPORATED
COUSINS PROPERTIES LP
4.09% SERIES 2017 SENIOR NOTE, TRANCHE B, DUE JULY 6, 2027
No. [_____]    [Date]
$[_______]    PPN 22279# AB0

FOR VALUE RECEIVED, the undersigned, COUSINS PROPERTIES INCORPORATED (herein called the “Company”), a corporation organized and existing under the laws of the State of Georgia, and Cousins Properties LP (the “Co-Obligor”), a limited partnership organized and existing under the laws of the State of Delaware, hereby, jointly and severally, promise to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on July 6, 2027 (the “Maturity Date”), with interest (computed on the basis of a 360‑day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 4.09% per annum from the date hereof, payable semiannually, on the 6th day of January and July in each year, commencing with the January 6 or July 6 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.09% or (ii) 2.0% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make‑Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Purchase Agreement referred to below.
This Note is one of a series of Series 2017 Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated April 19, 2017 (as from time to time amended, restated and supplemented the “Master Note Purchase Agreement”), between the Company, the Co-Obligor and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to

SCHEDULE 1‑B
(to Master Note Purchase Agreement)

the confidentiality provisions set forth in Section 20 of the Master Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Master Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Purchase Agreement.
This Note is a registered Note and, as provided in the Master Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Master Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make‑Whole Amount) and with the effect provided in the Master Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company, the Co-Obligor and the holder of this Note shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

COUSINS PROPERTIES INCORPORATED

By
[Title]

COUSINS PROPERTIES LP

By
[Title]

1‑B‑2

1‑B‑3

FORM OF OPINION OF SPECIAL COUNSEL
FOR THE COMPANY AND THE CO‑OBLIGOR

[TO COME]

SCHEDULE 4.4(a)
(to Master Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL
FOR THE PURCHASERS
[To Be Provided on a Case by Case Basis]

SCHEDULE 4.4(b)
(to Master Note Purchase Agreement)

COUSINS PROPERTIES INCORPORATED
__________________________
__________________________
INFORMATION RELATING TO PURCHASERS

	Name and Address of Purchaser	Principal Amount of Notes to be Purchased
	[NAME OF PURCHASER]	$
(1)	All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2)	All notices of payments and written confirmations of such wire transfers:
(3)	E‑mail address for Electronic Delivery:
(4) All other communications:

(5) U.S. Tax Identification Number:

PURCHASER SCHEDULE
(to Master Note Purchase Agreement)

EXHIBIT A

FORM OF GUARANTY AGREEMENT

EXHIBIT A
(to Master Note Purchase Agreement)

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:        , 201

To:    Each of the Purchasers Listed on the Purchaser Schedule
Ladies and Gentlemen:
Reference is made to that certain Master Note Purchase Agreement, dated as of April 19, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Note Purchase Agreement”; the terms defined therein being used herein as therein defined), among Cousins Properties Incorporated, a Georgia corporation (the “Company”), Cousins Properties LP, a Delaware limited partnership (the “Co-Obligor”), and each of the Purchasers listed in the Purchaser Schedule attached thereto .

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the      _____________of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company and the Note Parties, and that:

[Use following paragraph 1 for calendar year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.1(b) of the Note Purchase Agreement for the calendar year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for calendar quarter-end financial statements]

1.Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.1(a) of the Note Purchase Agreement for the calendar quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Company and the Consolidated Entities in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

EXHIBIT B
(to Master Note Purchase Agreement)

2.The undersigned has reviewed and is familiar with the terms of the Note Purchase Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3.The undersigned has reviewed and is familiar with the terms of the Note Purchase Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the activities of the Company during such calendar period and such review has been undertaken with a view to determining whether during such calendar period the Company performed and observed all its Obligations under the Note Documents, and

[select one:]

[to the best knowledge of the undersigned during such calendar period, the Company performed and observed each covenant and condition of the Note Documents applicable to it.]

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:
    _.]

4.The representations and warranties of the Note Parties contained in Section 5 or any other Note Document, or which are contained in any document furnished at any time under the Note Purchase Agreement, are true and correct in all material respects (except, if a qualifier relating to materiality or Material Adverse Effect or a similar concept already applies, such representation or warranty shall be required to be true and correct in all respects) on and as of the date hereof, except to the extent of changes resulting from matters permitted under the Note Documents or other changes in the ordinary course of business not having a Material Adverse Effect, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, (a) the representations and warranties contained in Section 5.5 of the Note Purchase Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.1 of the Note Purchase Agreement, including the statements in connection with which this Compliance Certificate is delivered; (b) Schedule 5.19 of the Note Purchase Agreement is deemed to include any supplemental information thereto provided in any Compliance Certificate delivered prior to the date hereof and the supplemental information (if any) attached hereto.

5.The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

6.Schedule 3 attached hereto sets forth (a) a calculation of the Company’s Consolidated Leverage Ratio as of the end of the preceding taxable year and (b) all Restricted Payments made by the Company and/or the Co-Obligor during the current taxable year pursuant to Section 10.9(a) of the Note Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _, 20__.
COUSINS PROPERTIES INCORPORATED,
a Georgia corporation

By:
Name:
Title:

FOR THE QUARTER/YEAR ENDED ______________________ (“STATEMENT DATE”)

SCHEDULE 2
to Compliance Certificate
($ in 000’s)

[see attached]

FOR THE QUARTER/YEAR ENDED ______________________ (“STATEMENT DATE”)

SCHEDULE 3
to Compliance Certificate
($ in 000’s)

Section 10.9(a) – Restricted Payments

A. Consolidated Leverage Ration as of the end of the preceding taxable year:
i. Total Debt	$___________
ii. Total Assets	$___________
iii. Consolidated Leverage Ratio (Line A.i ÷ Line A.ii	_____ to 1.00

B. Restricted Payments made or declared during this taxable year	$___________*

*If Line A.iii is greater than 0.60 to 1.00, then Line B may not exceed the minimum amount required to maintain REIT status and to eliminate payments of federal and state income and excise taxes.

COUSINS PROPERTIES INCORPORATED
[NUMBER] SUPPLEMENT TO MASTER NOTE PURCHASE AGREEMENT
Dated as of [_____________]
Re:    $[____________] [_____]% Series [_______] Senior Notes, [Tranche __],
due [__________________]

EXHIBIT S
(to Master Note Purchase Agreement)

COUSINS PROPERTIES INCORPORATED
COUSINS PROPERTIES LP

Dated as of [_____________]

To the Purchaser(s) named in
Schedule A hereto

Ladies and Gentlemen:
This [Number] Supplement to Master Note Purchase Agreement (this “Supplement”) is between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (the “Company”) and Cousins Properties LP, a Delaware limited partnership (the “Co‑Obligor”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).
Reference is hereby made to that certain Master Note Purchase Agreement dated as of April 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) between the Company, the Co‑Obligor and the purchasers listed on Schedule A thereto. All capitalized definitional terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 1.2 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company, the Co‑Obligor and each Additional Purchaser shall execute and deliver a Supplement.
The Company and the Co‑Obligor hereby, jointly and severally, agree with the Purchaser(s) as follows:
1.    The Company and the Co‑Obligor have authorized the issue and sale of $[__________] aggregate principal amount of their [_____]% Series [____] Senior Notes due [___________] (the “Series ______ Notes”). The Series [____] Notes, together with the Series 2017 Notes [and the Series ____ Notes] initially issued pursuant to the Note Purchase Agreement [and the _________ Supplement] and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 1.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series [____] Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s), the Co‑Obligor and the Company.

2.    Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company and the Co‑Obligor agree to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company and the Co‑Obligor, Series [____] Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.
3.    The sale and purchase of the Series [____] Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, Chicago, IL 60614 at 10:00 A.M. Chicago time, at a closing (the “Closing”) on [___________] or on such other Business Day thereafter on or prior to [___________] as may be agreed upon by the Company and the Purchasers. At the Closing, the Company and the Co‑Obligor will deliver to each Purchaser the Series [____] Notes to be purchased by such Purchaser in the form of a single Series [____] Note (or such greater number of Series [____] Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company, with wire instructions to be provided by the Company to the Purchaser at least three Business Days prior to the Closing date in accordance with Section 4. If, at the Closing, the Company and the Co‑Obligor shall fail to tender such Series [____] Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Supplement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
4.    The obligation of each Purchaser to purchase and pay for the Series [____] Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement (giving effect to any changes to the representations and warranties set forth in the Note Purchase Agreement effectuated by this Supplement) with respect to the Series [____] Notes to be purchased at the Closing, and to the following additional conditions:
(a)    Except as supplemented, amended or superseded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company and the Co‑Obligor set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of Closing and the Company and the Co‑Obligor shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

(b)    The Company and the Co‑Obligor shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold at the Closing pursuant to this Supplement.
5.    [Insert special provisions for Series [____] Notes including prepayment provisions applicable to Series [____] Notes (including Make‑Whole Amount) and closing conditions applicable to Series [____] Notes].
6.    Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series [____] Notes by such Purchaser.
7.    Subject to the terms of this Supplement, the Company, the Co‑Obligor and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement. The execution hereof shall constitute a contract between the Company, the Co‑Obligor and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

COUSINS PROPERTIES INCORPORATED

By
Name:
Title:

COUSINS PROPERTIES LP

By
Name:
Title:
Accepted as of __________

[VARIATION]

By
Name:
Title:

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	PRINCIPAL AMOUNT OF SERIES [____] NOTES TO BE PURCHASED
[NAME OF PURCHASER]	$
(1) All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2) All notices of payments and written confirmations of such wire transfers:
(3) All other communications:

PURCHASER SCHEDULE
(to Supplement)

SUPPLEMENTAL REPRESENTATIONS
The Company and the C o‑Obligor represent and warrant to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct in all Material respects as of the date hereof with respect to the Series [____] Notes with the same force and effect as if each reference to “Series 2017 Notes” set forth therein was modified to refer the “Series [____] Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the [______] Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:
Section 5.3.    Disclosure. The Company and the Co‑Obligor, through their agent, [________________], has delivered to each Purchaser a copy of a Private Placement Memorandum, dated [____________] (the “Memorandum”), relating to the transactions contemplated by the [______] Supplement. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. The Note Purchase Agreement, the [______] Supplement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and the Co‑Obligor in connection with the transactions contemplated by the Note Purchase Agreement and the [______] Supplement and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (the Note Purchase Agreement, the [______] Supplement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to [circle date] being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, with respect to projected financial information, the Note Parties represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since [last audit date], there has been no change in the financial condition, operations, business or properties of any Note Party or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to any Note Party that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 to the [______] Supplement contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Guarantor,

EXHIBIT A
(to Supplement)

(ii) the Company’s Unconsolidated Entities, other than Subsidiaries, and (iii) the Company’s and the Co‑Obligor’s directors and executive officers.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact. Each Subsidiary which is a guarantor, co-borrower or otherwise liable pursuant to any Material Credit Facility is a Guarantor (other than the Co‑Obligor, which is issuing Notes hereunder with the Company).
(d)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.13.     Private Offering by the Company. None of the Note Parties nor anyone acting on its behalf has offered the Series [_____] Notes or any similar Securities for sale to, or solicited any offer to buy the _____ Notes or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than [____] other Institutional Investors, each of which has been offered the Series [_____] Notes at a private sale for investment. No Note Party nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Series [_____] Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company and the Co‑Obligor will apply the proceeds of the sale of the Series [_____] Notes as set forth under the heading [“Summary of Proposed Note Offering” of the Memorandum]. No part of the proceeds from the sale of the Series [_____] Notes under the [______] Supplement will be used, directly or indirectly, for the

A-2

purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness. (a) Except as described therein, Schedule 5.15 to the [______] Supplement sets forth a complete and correct list of all outstanding Indebtedness of the Note Parties and their Subsidiaries as of [____________] (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Note Parties or their Subsidiaries (other than as permitted hereunder). None of the Note Parties nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness, the outstanding principal amount of which exceeds $25,000,000, of such Note Party or such Subsidiary and no event or condition exists with respect to any Indebtedness of such Note Party or any Subsidiary, the outstanding principal amount of which exceeds $25,000,000, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
[Add any additional Sections and/or modify any other Sections as appropriate at the time the Series [____] Notes are issued]

A-3

[FORM OF SERIES [_____] NOTE]

COUSINS PROPERTIES INCORPORATED
COUSINS PROPERTIES LP
[____]% SERIES [_____] SENIOR NOTE, [TRANCHE ___], DUE [_____________]
No. [_____]    [Date]
$[_______]    PPN [__________]
FOR VALUE RECEIVED, the undersigned, COUSINS PROPERTIES INCORPORATED (herein called the “Company”), a corporation organized and existing under the laws of the State of Missouri and Cousins Properties LP, a limited partnership organized and existing under the laws of the State of Delaware, hereby, jointly and severally, promise to pay to [____________], or its registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on [______________] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [_____]% per annum from the date hereof, payable semi-annually, on the [___] day of [__________] and [__________] in each year, commencing with the [__________] or [__________] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and or any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the greater of (i) [____]% and (ii) 2.0% over the rate of interest publicly announced by [name of reference bank] from time to time in New York, New York as its “base” or “prime” rate.
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at __________________. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Master Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Supplement to the Master Note Purchase Agreement, dated _______, 2017 (as from time to time amended, restated and supplemented, the “Master Note Purchase Agreement”), between the Company, the Co‑Obligor and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Master Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Master Note Purchase Agreement and (ii) made the representations set forth in Section 6.2 of the Master Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Master Note Purchase Agreement.

This Note is a registered Note and, as provided in the Master Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Master Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Master Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company, the Co‑Obligor and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

COUSINS PROPERTIES INCORPORATED

By
Name:
Title:

COUSINS PROPERTIES LP

By
Name:
Title: